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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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The Shaw Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TABLE OF CONTENTS

NOTICE OF THE 2007 ANNUAL MEETING OF SHAREHOLDERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 — ELECTION OF DIRECTORS
CORPORATE GOVERNANCE MATTERS
OUR EXECUTIVE MANAGEMENT TEAM
COMPENSATION OF EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL 3 — AUTHORIZATION TO REMOVE THE RESTRICTION UPON THE ISSUANCE, PURSUANT TO THE 2001 EMPLOYEE INCENTIVE COMPENSATION PLAN, OF 1,000,000 OF THE 4,000,000 SHARES OF OUR COMMON STOCK PREVIOUSLY AUTHORIZED BY OUR SHAREHOLDERS IN JANUARY 2006
PROPOSAL 4 — APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION AND BY-LAWS TO ELIMINATE TIME PHASE VOTING AND GIVE ALL OUTSTANDING SHARES OF OUR COMMON STOCK ONE VOTE ON MATTERS PROPERLY SUBMITTED TO OUR SHAREHOLDERS FOR THEIR VOTE
PROPOSAL 5 — SHAREHOLDER PROPOSAL CONCERNING SEVERANCE AGREEMENTS WITH EXECUTIVES
SUPPORTING STATEMENT
COMPANY RESPONSE
ANNEX A
ANNEX B
APPENDIX A
APPENDIX B
APPENDIX C

4171 ESSEN LANE
BATON ROUGE, LOUISIANA 70809

NOTICE OF THE 2007 ANNUAL MEETING
OF SHAREHOLDERS

The 2007 Annual Meeting of Shareholders of The Shaw Group Inc. will be held at The Shaw Center for the Arts, 100 Lafayette Street, Baton Rouge, Louisiana, on January 30, 2007, at 9:00 a.m. Central Standard Time to consider and act upon:

(1) the election of eight members to our Board of Directors, each for a one-year term;

(2) a proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent auditors for fiscal year 2007;

(3) a proposal to authorize removal of the restriction upon the issuance, pursuant to our 2001 Employee Incentive Compensation Plan, of 1,000,000 of the 4,000,000 shares of our common stock previously authorized by our shareholders in January 2006;

(4) a proposal to approve an amendment to our articles of incorporation and our by-laws to eliminate time phase voting and give all outstanding shares of our common stock one vote on matters properly submitted to our shareholders for their vote; and

(5) if it is properly presented at the Annual Meeting, the shareholder proposal regarding executive severance agreements described in this proxy statement.

The shareholders will also act on any other business that may properly come before the Annual Meeting and any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on December 8, 2006 as the record date to determine our shareholders who are entitled to vote at the Annual Meeting.

Even if you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card to us in the enclosed postage-paid envelope as soon as possible to ensure that your shares are voted at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Gary P. Graphia, Secretary

December   , 2006
Baton Rouge, Louisiana

THE SHAW GROUP INC.®
4171 Essen Lane
Baton Rouge, Louisiana 70809

PROXY STATEMENT

Our Board of Directors has sent you this proxy statement and the accompanying proxy to solicit your vote for our 2007 Annual Meeting of Shareholders to be held on January 30, 2007, at 9:00 a.m. Central Standard Time, at The Shaw Center for the Arts, 100 Lafayette Street, Baton Rouge, Louisiana. Only our shareholders of record at the close of business on December 8, 2006, are entitled to notice of, and to vote at, the Annual Meeting.

We intend to mail this proxy statement and the accompanying proxy to our shareholders beginning on or about December   , 2006.

Unless we have indicated otherwise or the context otherwise requires, references in this proxy statement to “Shaw,” “we,” “us” and “our” or similar terms refer to The Shaw Group Inc.

General

The purpose of the Annual Meeting is to act upon the matters outlined in the accompanying Notice of the Annual Meeting. We will have a quorum, and will be able to conduct business at the Annual Meeting, if the holders of shares having a majority of the voting power of our common stock, no par value, issued and outstanding and entitled to vote at the Annual Meeting are present in person or by proxy. Shares held by each shareholder who signs and returns the enclosed form of proxy will be counted, in accordance with the voting procedures outlined in this proxy statement and in our articles of incorporation, for purposes of determining the presence of a quorum at the Annual Meeting, whether or not a shareholder abstains on any or all matters to be acted on at the Annual Meeting. Abstentions will count towards the calculation of a quorum. Broker non-votes (which result when a broker or nominee holding shares for a beneficial owner lacks discretionary power to vote and has not received specific voting instructions from the beneficial owner) will be counted towards fulfillment of quorum requirements. You may revoke your proxy at any time prior to the vote tabulation at the meeting by giving written notice of revocation to our Secretary, by mailing in a later-dated proxy or by voting in person at the Annual Meeting.

At the Annual Meeting, our shareholders will consider and elect eight members to our Board of Directors. The enclosed form of proxy provides a means for you to vote for all the listed nominees for director, to withhold authority to vote for one or more of the nominees or to withhold authority to vote for all of the nominees (Proposal 1). Article III of our by-laws provides that directors are elected by a plurality of the votes cast. The eight nominees receiving the most votes will be elected as members of the Board of Directors. There is no cumulative voting. The withholding of authority by a shareholder (including broker non-votes) will not be counted in computing a plurality, and will have no effect on the results of the election of directors.

The enclosed form of proxy also provides a means for you to vote for, against or abstain from voting on a proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent auditors (Proposal 2). The affirmative vote of a majority of the voting power of our common stock, present in person or represented by proxy and entitled to vote at the meeting, is required for approval of Proposal 2. An abstention with respect to Proposal 2 will have the effect of a vote against it. Broker non-votes will be treated as shares not present and not entitled to vote with regard to Proposal 2.

The enclosed form of proxy also provides a means for you to vote for, against or abstain from voting on a proposal to authorize removal of the restriction upon our issuance, pursuant to our 2001 Employee Incentive Compensation Plan, of 1,000,000 of the 4,000,000 shares of our common stock previously authorized by our shareholders in January 2006 as described in this proxy statement (Proposal 3). The affirmative vote of a majority of the voting power of our common stock, present in person or represented by proxy and entitled to vote at the meeting, is required for approval of Proposal 3. An abstention with respect to Proposal 3 will have the effect of a vote against it. Broker non-votes will be treated as shares not present and not entitled to vote with regard to Proposal 3.

The enclosed form of proxy also provides a means for you to vote for, against or abstain from voting on a proposal to approve an amendment to our articles of incorporation and our by-laws to eliminate time phase voting and give all outstanding shares of common stock one vote on matters properly submitted to our shareholders for their vote (Proposal 4). The affirmative vote of more than 75% of the voting power of the outstanding shares of common stock entitled to vote is required for approval of Proposal 4. Abstentions and broker non-votes will have the effect of a vote against Proposal 4.

The enclosed form of proxy also provides a means for you to vote for, against or abstain from voting on the shareholder proposal regarding executive severance agreements described in this proxy statement (Proposal 5). The affirmative vote of more than 75% of the voting power of the outstanding shares of common stock entitled to vote is required for approval of the shareholder proposal. Abstentions and broker non-votes will have the effect of a vote against the shareholder proposal.

Approval of any other matters will require the affirmative vote of a majority of the voting power present in person or represented by proxy and entitled to vote at the Annual Meeting.

If you properly sign, date and return your proxy card but do not indicate how you wish to vote, your shares will be voted by the proxies named therein, in accordance with the recommendation of the Board of Directors: (1) FOR the election of the eight director nominees, (2) FOR Proposal 2, (3) FOR Proposal 3, (4) FOR Proposal 4, and (5) AGAINST Proposal 5. As to any other matter that may be properly brought before the meeting or any adjournment or postponement of the meeting, the proxies will vote at their discretion, although we do not presently know of any other business.

We will bear the cost of this solicitation, including the cost of preparing, assembling, printing and mailing this proxy statement, the form of proxy and the notice of the Annual Meeting. In addition to solicitation of proxies through mailings, proxies may also be solicited by some of our directors, officers and employees, by further mailing, telephone, facsimile, electronic means or personal contact. No additional compensation will be paid to these individuals, but they may be reimbursed for reasonable out-of-pocket expenses. Proxies will also be solicited by Georgeson, Inc., whose fee of approximately $7,000 plus out-of-pocket expenses will be paid by us. We will also supply brokers or persons holding stock in their names or in the names of their nominees with the number of proxies, proxy materials and annual reports as they may require for mailing to beneficial owners and will reimburse them for their reasonable expenses incurred in connection therewith.

As of December 8, 2006, we had issued and outstanding and entitled to vote approximately 80,736,351 shares of common stock, including 1,128,784 shares of restricted stock entitled to vote. Our only outstanding class of voting securities is our common stock.

Our principal executive offices are located at 4171 Essen Lane, Baton Rouge, Louisiana, 70809, and our telephone number is (225) 932-2500. Our website address is http://www.shawgrp.com.

Voting Rights of Our Common Stock

Article IV of our articles of incorporation provides generally that each outstanding share of our common stock entitles its holder to five votes, except that holders of outstanding shares of common stock with respect to which there has been one or more specified changes in beneficial ownership during the four years immediately preceding December 8, 2006, which is the record date for the Annual Meeting, are entitled to only one vote per share. Based upon these provisions of our articles, shares owned on or before December 8, 2002, and as to which there have been no specified changes in beneficial ownership since December 8, 2002, will entitle the holder thereof to five votes per share. The actual voting power of each holder of common stock is based on stock ownership on the record date as set forth in our shareholder records. You should refer to the section of this proxy statement entitled “Confirmation of Beneficial Ownership” for a more detailed discussion of (1) the provisions of our articles of incorporation relating to your voting rights and the manner we will determine your voting rights; and (2) certain procedures you should follow to confirm to us your beneficial ownership of shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of November 30, 2006 (except as otherwise noted), with respect to:

•	each director and director nominee;

•	each executive officer named under the heading “Executive Compensation;”

•	all of our directors and current executive officers as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of the outstanding shares of our common stock.

The following shareholders have sole voting and investment power with respect to shares beneficially owned by them, except to the extent that authority is shared by spouses under applicable law, or as otherwise noted. The address for each of the following individual shareholders is c/o The Shaw Group Inc., 4171 Essen Lane, Baton Rouge, Louisiana 70809. The addresses of the other shareholders are as noted below.

			Percent of
Name of Beneficial Owner	Beneficial Shares	Ownership Percentage	Voting Power(19)

Directors, Nominees & Named Executive Officers
J.M. Bernhard, Jr.(1)	2,529,170	3.01%	7.01%
James F. Barker(2)	11,124	*	*
L. Lane Grigsby(3)	31,494	*	*
Daniel A. Hoffler(4)	12,138	*	*
David W. Hoyle(5)	65,044	*	*
Michael J. Mancuso	0	*	*
Albert D. McAlister(6)	142,891	*	*
Charles E. Roemer, III(7)	13,294	*	*
John W. Sinders, Jr.(8)	3,638	*	*
T.A. Barfield, Jr.(9)	246,925	*	*
David P. Barry(10)	24,439	*	*
David L. Chapman(11)	158,051	*	*
Dorsey Ron McCall(12)	75,000	*	*
All current executive officers, directors and director nominees as a group (20 persons)(13)	4,631,452	5.52%	9.28%
Other Persons
FMR Corp.(14)	10,972,653	13.08%	11.66%
82 Devonshire Street, G-11A Boston, Massachusetts 02109
Tontine Management, L.L.C.(15)	9,023,100	10.75%	9.59%
55 Railroad Avenue, 3rd Floor Greenwich, Connecticut 06830
Ziff Asset Management, L.P.(16)	6,085,685	7.25%	6.47%
350 Park Avenue, 11th Floor New York, New York 10022
Lord, Abbett & Co., LLC(17)	6,012,929	7.17%	6.39%
90 Hudson Street, 11th Floor Jersey City, New Jersey 07302
Security Management Company, LLC(18)	4,183,954	4.99%	4.45%
One Security Benefit Place Topeka, Kansas 66636

*	less than 1%

(1)	Includes 1,195,900 option shares of which Mr. Bernhard may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days of November 30, 2006, and 316,776 shares of unvested restricted stock that Mr. Bernhard is entitled to vote.

(2)	Includes 5,897 option shares and 1,069 phantom shares of which Mr. Barker may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days of November 30, 2006.

(3)	Includes 6,397 option shares and 1,069 phantom shares of which Mr. Grigsby may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days of November 30, 2006.

(4)	Includes 1,069 option shares and 1,069 phantom shares of which Mr. Hoffler may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days of November 30, 2006.

(5)	Includes 4,250 shares beneficially owned by Senator Hoyle’s spouse and 18,397 option shares and 1,069 phantom shares of which Senator Hoyle may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days of November 30, 2006.

(6)	Includes 1,000 shares beneficially owned by Mr. McAlister’s spouse and 9,397 option shares and 1,069 phantom shares of which Mr. McAlister may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days of November 30, 2006.

(7)	Includes 9,897 option shares and 1,069 phantom shares of which former Governor Roemer may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days of November 30, 2006.

(8)	Includes 2,569 option shares and 1,069 phantom shares of which Mr. Sinders may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days of November 30, 2006. Mr. Sinders has determined to retire as a member of the Board effective on the date of the 2007 Annual Meeting of Shareholders.

(9)	Includes 140,914 option shares of which Mr. Barfield may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days of November 30, 2006. Mr. Barfield resigned as an officer and employee effective as of November 17, 2006.

(10)	Includes 24,439 shares of unvested restricted stock which Mr. Barry is entitled to vote.

(11)	Includes 141,665 option shares of which Mr. Chapman may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days of November 30, 2006 and 16,386 shares of unvested restricted stock which Mr. Chapman is entitled to vote.

(12)	Includes 75,000 option shares of which Mr. McCall may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days of November 30, 2006.

(13)	Includes 6,685 shares owned of record by spouses of current executive officers and directors, 2,396,878 option shares and 7,483 phantom shares of which current executive officers and directors may be deemed to be the beneficial owners as a result of rights they may exercise to acquire beneficial ownership within 60 days of November 30, 2006, and 758,977 shares of unvested restricted stock which the current executive officers and directors are entitled to vote.

(14)	Number of shares beneficially owned by FMR Corp. as reported with the Securities and Exchange Commission as of September 30, 2006.

(15)	Number of shares beneficially owned by Tontine Management, L.L.C. as reported with the Securities and Exchange Commission as of September 30, 2006.

(16)	Number of shares beneficially owned by Ziff Asset Management, L.P. as reported with the Securities and Exchange Commission as of September 30, 2006.

(17)	Number of shares beneficially owned by Lord, Abbett & Co., LLC as reported with the Securities and Exchange Commission as of September 30, 2006.

(18)	Number of shares beneficially owned by Security Management Company, LLC as reported with the Securities and Exchange Commission as of September 30, 2006.

(19)	Based upon information contained in our stock records as of the record date, or other information that is otherwise available to us as of the date of this proxy statement.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

The number of directors was increased in August 2006 from a total of eight to nine and Michael J. Mancuso was appointed by the Board of Directors to fill the new ninth director seat. The number of director seats for election at the 2007 Annual Meeting of Shareholders has been reduced from nine to eight, and the Nominating and Corporate Governance Committee has recommended to our Board, and our Board has unanimously nominated, eight individuals for election as directors at the Annual Meeting. Mr. Sinders is retiring as a member of the Board of Directors effective as of the date of the 2007 Annual Meeting of Shareholders. Each of the director nominees has previously been elected by our shareholders, except for Mr. Mancuso. Mr. Mancuso was introduced to our Nominating and Corporate Governance Committee for its consideration of him as a possible director by two of our existing directors, Senator Hoyle and Mr. Hoffler.

Each director nominee is to be elected for a one-year term and to serve until the next Annual Meeting of Shareholders or until his successor is elected and has been qualified; provided, however, that if the number of directors is ever increased to twelve or more, then, pursuant to Article III, Section 2 of our by-laws, at the next shareholders’ meeting at which directors are to be elected, the Board of Directors will be divided into three classes, and directors will serve staggered three year terms.

The enclosed form of proxy provides the proxies with discretionary power with respect to the election of the nominees for director listed in this proxy statement, but does not provide the proxies with any authority to vote for the election of any person as a director other than the persons named in this proxy statement unless, for some reason we do not know as of the date hereof, one or more of the nominees should become unavailable. In that event, we intend that the proxies would vote for one or more substitute nominees designated by our Board prior to the Annual Meeting. Our Board has no reason to believe that any director nominee will be unable or unwilling to serve. To be elected as a director, a nominee must receive a plurality of the votes cast at the Annual Meeting by the holders of common stock. The eight nominees receiving the most votes will be elected as members of our Board. The name, age, principal occupation or employment and other data regarding each director nominee, based on information provided to us by the nominee, are set forth below:

J. M. Bernhard, Jr., age 52, our founder, has been our Chief Executive Officer and a director since our inception in August 1987. Mr. Bernhard served as our President from our inception until September 2003, and was recently re-elected as President in November 2006. He has been Chairman of our Board of Directors since August 1990.

James F. Barker, age 59, has served as a director since January 2004. Mr. Barker is the president of Clemson University, having been appointed as Clemson’s 14th president in October 1999. He earned his bachelor of architecture degree from Clemson in 1970 and his master of architecture and urban design degree from Washington University in St. Louis in 1973. Before returning to Clemson in 1986 to serve as dean of the College of Architecture, he was dean of the School of Architecture at Mississippi State University. In 1995, he became dean of Clemson’s new College of Architecture, Arts and Humanities. At Clemson, Mr. Barker co-founded the S.C. Design Arts Partnership to support community design outreach projects, initiated the Charleston Architecture Center, established the University’s Arts in April program, and developed a Mayors’ Institute to help city leaders learn how to manage issues related to growth and development. Mr. Barker is a recipient of the National Distinguished Professor Award of the Association of Collegiate Schools of Architecture and served as president of that association. He was named Fellow of the American Institute of Architects and has also been a partner in an architectural practice.

L. Lane Grigsby, age 65, has served as a director since January 1995. Mr. Grigsby is Chairman of the Board of Directors of Cajun Constructors, Inc., for which he also served as President and Chief Executive Officer from April 1973 until June 1994. He has almost 40 years of experience in the industrial construction industry. He also serves as an officer or director for several industry and charitable organizations, including the Associated Builders and Contractors and the Louisiana Association of Business and Industry.

Daniel A. Hoffler, age 52, has served as a director since January 2006. Mr. Hoffler is the Chairman of the Board of Directors of Armada Hoffler, a premier commercial real estate development and construction organization located in Virginia, which he founded over 25 years ago. Before founding Armada Hoffler, Mr. Hoffler was employed as Vice President of Marketing for Eastern International, Inc. Prior to that, Mr. Hoffler was employed as a Regional Manager for Dun and Bradstreet. From 1992 through 1996, Mr. Hoffler served on the University of Virginia Board of Visitors. In 1987, he was chosen as the Outstanding Citizen of Hampton Roads, Virginia. In 1986, Mr. Hoffler was appointed to a five-year term to the Virginia Governor’s Advisory Board for Industrial Development for the Commonwealth of Virginia.

David W. Hoyle, age 67, has served as a director since January 1995. For nearly 20 years, he has been self-employed, primarily as a real estate developer. He has been a member of the Senate Chamber of the North Carolina General Assembly since 1992. Senator Hoyle is the Chairman of the Board of Directors of Citizens South Banking Corporation, a bank holding company, and is Chairman of the Board of Directors of its wholly-owned subsidiary, Citizens South Bank. Senator Hoyle also serves as a director of several private corporations as well as of several civic, educational and charitable organizations.

Michael J. Mancuso, age 64, was appointed by our Board as a director on August 17, 2006, based on the recommendation of the Nominating and Corporate Governance Committee, to fill a newly created director position and is a new nominee for election by the shareholders to our Board of Directors. Mr. Mancuso retired in June 2006 from General Dynamics, a leading supplier of high-level defense systems to the United States and its allies, where he served as Senior Vice President and Chief Financial Officer and as a member of the board of directors. In this role, Mr. Mancuso was responsible for corporate-wide financial management, consolidation and reporting, information systems and real estate. Mr. Mancuso also had operations management responsibility for General Dynamics’ Resources group in aggregates and coal. He was named Chief Financial Officer of General Dynamics in 1994 and was elected Senior Vice President in March 1997. Prior to his employment at General Dynamics, Mr. Mancuso held several senior financial positions with United Technologies Corporation (UTC), including Vice President and Controller for UTC’s Pratt and Whitney Commercial Engine business unit. Mr. Mancuso began his career with General Electric, where he served over 20 years in various financial management positions. Mr. Mancuso also serves on the board of directors for SPX Corporation (NYSE: SPW), a publicly-held industrial manufacturer headquartered in Charlotte, North Carolina, and Agere Systems, Inc. (NYSE: AGR), a publicly-held global leader in semiconductors for storage, wireless data, and public and enterprise networks.

Albert D. McAlister, age 55, has served as a director since April 1990. Since 1975, Mr. McAlister has been a partner in the law firm of McAlister & McAlister, P.A. in Laurens, South Carolina. He served as Chairman of the Democratic Party in South Carolina from 1990 until 1994.

Charles E. Roemer, III, age 63, has served as a director since January 2003. Governor Roemer served as Governor of the State of Louisiana from 1988 to 1992. In 1980, Governor Roemer was elected to the United States Congress to represent the 4th Congressional District of Louisiana, and served in that position for seven years. Governor Roemer co-founded and served as the President and Chief Executive Officer of The Business Bank until its sale in December 2004. Governor Roemer presently serves as the President and Chief Executive Officer of Business First Bank, a community bank with a business focus, and Chairman of CRSA, a Memphis, Tennessee based senior housing consultant and developer. In 1998, he formed Roemer Development, a company designing, building and operating continuous care retirement communities in not-for-profit association with colleges and universities.

Required Vote

The eight nominees receiving the most votes cast at the Annual Meeting will be elected to our Board of Directors. The enclosed form of proxy provides a means for the shareholders to vote for all of the listed nominees for director, to withhold authority to vote for one or more of the nominees or to withhold authority to vote for all of the nominees. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE EIGHT NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE MATTERS

Set forth below in question and answer format is a summary of certain of our corporate governance policies and practices, some of which may have been modified since last year’s Annual Meeting.

Does Shaw have corporate governance principles?

Yes, our Board has formally adopted written Principles on Corporate Governance (a copy of which may be found on our website at http://www.shawgrp.com) to assure that our Board has the necessary authority and practices in place to review and evaluate our business operations as needed and to assure that our Board is focused on shareholder value. Our Principles on Corporate Governance set forth the practices our Board follows with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance and succession planning, and board committees and compensation. As described below, our Board approved in 2006 certain changes and/or supplements to the Principles on Corporate Governance, but these changes and/or supplements have not yet been incorporated into the written Principles on Corporate Governance, which should be updated by early calendar year 2007.

In 2006, our Board, through its Nominating and Corporate Governance Committee, reviewed our Principles on Corporate Governance. The following actions were taken:

Lead Director.  While an independent director has served as our lead director in the past, the details of his duties have not yet been defined in writing. We are in the process of revising our Principles on Corporate Governance to define the duties of the lead director. An independent director who is also a chairman of a board committee will serve as a lead director for a period to be determined by the Nominating and Corporate Governance Committee. Our current lead director is Senator Hoyle.

Limit on Public Boards.  The decision was made to limit to three, the number of public boards (including ours) on which our directors may serve.

Shareholder Rights Plan.  No action was taken in respect of our Shareholder Rights Plan currently in place. Our Board noted that since the current plan expires in 2011, an evaluation of continuance of the current plan, the establishment of a new plan or other action with respect to a plan will be made by that time.

Individual Director Evaluations.  A decision was made to conduct individual director evaluations annually when evaluations of the Chief Executive Officer, the Board, collectively, and the Board’s committees are conducted.

Director Training.  The Board mandated that each director receive ISS or similarly accredited training once every 24 months.

A summary of the other governance principles and other corporate governance matters are set forth in the questions and answers below.

How many independent directors does Shaw have?

Our Board has determined that a majority of our directors qualify as “independent” directors pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), the corporate governance standards applicable to companies listed on the New York Stock Exchange and our Principles of Corporate Governance. In determining independence, each year our Board affirmatively determines whether directors have no “material relationship” with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). When assessing the “materiality” of a director’s relationship, our Board considers all facts and circumstances, not just from the director’s viewpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency and regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to us as those prevailing at the time from unrelated third parties for comparable transactions. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. Applying this analysis, our Board has determined that the following directors qualify as independent, because they have no relationship with us of any nature (other than being a director and/or shareholder of ours): James F. Barker, Daniel A. Hoffler, David W. Hoyle, Michael J. Mancuso, Albert D. McAlister

and Charles E. Roemer, III. The Board determined on May 17, 2006, that John W. Sinders, Jr. was no longer independent, and on that date Mr. Sinders was removed as a member of all Board Committees.

J.M. Bernhard, Jr., L. Lane Grisby and John W. Sinders, Jr. (beginning May 17, 2006) are our non-independent directors.

How many times did Shaw’s Board of Directors meet last year?

Our full Board of Directors held 14 meetings in fiscal year 2006.

Did all of Shaw’s directors attend at least 75% of the meetings of the Board and their assigned committees?

Yes, all of our directors attended at least 75% of the meetings of the Board of Directors and their assigned committees during fiscal year 2006.

Do the non-management directors of Shaw meet during the year in executive session?

Yes, our non-management directors met separately at regularly scheduled executive sessions during fiscal year 2006 and will continue to do so without any member of management being present. The chairman of our Nominating and Corporate Governance Committee served as presiding director at each executive session during fiscal year 2006. During fiscal year 2006, the non-management directors met eight times.

How can interested parties communicate directly with the non-management directors of Shaw?

Interested parties wishing to contact our non-management directors may do so by sending an e-mail to board@shawgrp.com, or by writing to them at the following address: Board of Directors, 4171 Essen Lane, Baton Rouge, Louisiana 70809. All e-mails and letters received by either of these two methods are categorized and processed by our Director of Internal Audit or Chief Compliance Officer and then forwarded to our non-management directors. For additional information, please see “Corporate Governance” on our website at http://www.shawgrp.com.

Do the independent directors of Shaw meet separately during the year?

Yes, our independent directors met separately during fiscal year 2006 in non-management executive sessions as noted above. The independent directors will continue to meet in executive sessions without any members of management or any non-independent directors being present, pursuant to the rules promulgated by the New York Stock Exchange. During fiscal year 2006, our independent directors met eight times.

Does Shaw’s Board of Directors have any separately-designated standing committees?

Our Board of Directors presently has four separately-designated standing committees: (1) the Audit Committee, (2) the Compensation Committee, (3) the Nominating and Corporate Governance Committee and (4) the Executive Committee. Each of these committees (other than the Executive Committee) is composed entirely of independent directors. Independence for these purposes has the meaning described above under “Corporate Governance Matters — How many independent directors does Shaw have?”

What does the Audit Committee do?

The Audit Committee assists our Board in its oversight of:

•	the integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	Our systems of internal accounting and financial controls;

•	the performance of the annual independent audit of our financial statements;

•	the independent auditor’s qualifications and independence; and

•	the performance of our internal audit function.

The Audit Committee also prepares an Audit Committee report in conformity with the rules of the SEC to be included in our annual proxy statement.

Does the Audit Committee have a charter, and, if so, where can I find a copy?

Yes, our Board has adopted an Audit Committee Charter. A copy of the Audit Committee Charter is attached to this proxy statement as Appendix A and can be found on our website at http://www.shawgrp.com, and the information is available in print to any shareholder who requests it.

Who are the members of the Audit Committee?

During the 2006 fiscal year through May 17, 2006, the Audit Committee members were Mr. Barker, Mr. Sinders and Governor Roemer, with Mr. Sinders serving as chairman. As of May 17, 2006, Mr. Sinders was replaced on the Audit Committee by Senator Hoyle and Governor Roemer became Audit Committee Chairman.

How many meetings did the Audit Committee have last year?

The Audit Committee held 11 meetings during fiscal year 2006.

Does the Audit Committee have an Audit Committee Financial Expert?

Yes, our Board determined that Mr. Sinders (as an Audit Committee member through May 17, 2006) and Governor Roemer meet the qualifications of an “audit committee financial expert” as defined by the rules of the SEC.

What does the Compensation Committee do?

The duties of the Compensation Committee are:

•	to annually review our incentive compensation plans and equity-based plans and make a determination whether the compensation and benefit plans are consistent with corporate objectives (shareholders must be given the opportunity to vote on equity-compensation plans, as required by law, applicable listing standards, and our corporate governance principles);

•	to annually review, approve and report the Chief Executive Officer’s recommendations regarding:

(1)	the compensation of all our officers;

(2)	awards under our stock option plans and any other benefit plans;

(3)	the adoption of and/or major changes to our major compensation policies and practices; and

(4)	employment agreements, severance arrangements, and change in control provisions/agreements, in each case as, when, and if appropriate;

•	to annually review and make recommendations to the Board regarding the compensation of all directors;

•	to annually review and approve corporate goals and objectives relevant to the compensation payable to the Chief Executive Officer, and, either as a committee or together with the other independent directors (as directed by the Board) evaluate the Chief Executive Officer performance in light of the goals and objectives and set the Chief Executive Officer compensation level based on this evaluation;

•	to produce a Compensation Committee report on executive compensation as required by the SEC, to be included in our annual proxy statement;

•	to select, retain and terminate, in its sole discretion, independent compensation and benefits consultants and special outside counsel, as needed, to provide independent advice to the Compensation Committee with respect to the our current and proposed executive compensation and employee benefit programs;

•	to oversee and approve the continuity planning process; and

•	to review and approve, or review and recommend to the Board for its approval of, any transaction in our equity securities, or derivatives of those equity securities, between us and any of our officers or directors, who are subject to the reporting and short-swing liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

Does the Compensation Committee have a charter, and, if so, where can I find a copy?

Yes, our Board has adopted the Compensation Committee Charter. A copy of the Compensation Committee Charter can be found on our website at http://www.shawgrp.com, and is available in print to any shareholder who requests it.

Who are the members of the Compensation Committee?

At the present, as well as during the 2006 fiscal year, the Compensation Committee consisted of Mr. McAlister, Mr. Hoffler and Governor Roemer, with Mr. McAlister serving as chairman.

How many meetings did the Compensation Committee have last year?

The Compensation Committee held seven meetings during fiscal year 2006.

What does the Nominating and Corporate Governance Committee do?

The functions of the Nominating and Corporate Governance Committee include the following:

•	to assist the Board by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for election at the annual meeting of shareholders or for appointment to fill vacancies;

•	to recommend to the Board director nominees for each committee of the Board;

•	to advise the Board about appropriate composition of the Board and its committees;

•	to advise the Board about and recommend appropriate corporate governance practices and to assist the Board in implementing these practices;

•	to assist the Board in its annual review of the performance of the Board and its committees;

•	to direct all matters relating to succession of our Chief Executive Officer; and

•	to perform other functions as the Board may assign to the Committee from time to time.

Does the Nominating and Corporate Governance Committee have an established policy governing director nominations?

Yes, the Nominating and Corporate Governance Committee has a policy governing director nominations. In considering candidates for the Board, the Committee considers the entirety of each candidate’s credentials. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Committee, as different factors may assume greater or lesser significance at particular times and the needs of the Board may vary in light of its composition and the Committee’s perceptions about future issues and needs. However, while the Committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, the Committee may consider, among other factors, diversity, age, skill, experience in the context of the needs of the Board, independence qualifications, whether prospective nominees have relevant business and financial experience, have industry or other specialized expertise and have high moral character. During 2006, however, the Committee adopted a policy that limits our directors from serving on more than two other public company boards of directors.

The Committee may consider candidates for the Board from any reasonable source, including from a search firm engaged by the Committee or shareholder recommendations (provided the procedures set forth below are followed). The Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a shareholder or not. However, in evaluating a candidate’s relevant business experience, the Committee may consider previous experience as a member of the Board.

Shareholders or a group of shareholders may recommend potential candidates for consideration by the Committee by sending a timely written request to our Secretary at our principal executive offices, 4171 Essen Lane, Baton Rouge, Louisiana 70809. To be timely, a shareholder’s or group of shareholder’s written request must be delivered to or mailed and received at our principal executive offices not earlier than the 150th calendar day and not later than the 120th calendar day before the first anniversary of the date our proxy statement released to security holders in connection with the preceding year’s annual meeting. To be in proper written form, a shareholder’s or group of shareholder’s request must set forth in writing (1) as to each person whom the shareholder or group recommends for election as a director, all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including, without limitation, the person’s name, contact information, biographical information and qualifications and each person’s written consent to being named in the proxy statement as a nominee and to serving as a director if nominated and elected; and (2) as to the shareholder or group of shareholders making the recommendation, the (a) name and address, as they appear on our books, of each such shareholder, and (b) the class and number of our securities that each shareholder beneficially owns and the period of time each shareholder has beneficially owned the securities. Additional information may be requested from time to time by the Committee from the person recommended as a director or the shareholder or group of shareholders making the recommendation.

The shareholder recommendation procedures described above do not preclude a shareholder of record from making nominations of directors or making proposals at any annual shareholder meeting provided they comply with the requirements set out in our by-laws and, for their proposals to be included in our proxy statement, with the proxy requirements under Regulation 14A of the Securities Exchange Act of 1934, as amended.

Does the Nominating and Corporate Governance Committee have a charter, and, if so, where can I find a copy?

Yes, our Board has adopted the Nominating and Corporate Governance Committee Charter. A copy of the Nominating and Corporate Governance Committee Charter can be found on our website at http://www.shawgrp.com, and is available in print to any shareholder who requests it.

Who are the members of the Nominating and Corporate Governance Committee?

During the 2006 fiscal year through May 17, 2006, the Nominating and Corporate Governance Committee consisted of Mr. Sinders, Mr. Hoffler and Senator Hoyle. On May 17, 2006, Mr. Sinders was removed as a member of the Committee. Senator Hoyle served as chairman during fiscal year 2006 and is chairman at present.

How many meetings did the Nominating and Corporate Governance Committee hold last year?

The Nominating and Corporate Governance Committee held seven meetings during the 2006 fiscal year.

What does the Executive Committee do?

In accordance with our by-laws, the Executive Committee manages our affairs, as necessary, between meetings of the Board. In practice, the Executive Committee meets infrequently and does not act except on matters that must be dealt with prior to the next scheduled Board meeting and in situations where the Board has not provided specific instructions.

At present, as well as during the 2006 fiscal year, the Executive Committee consists of Mr. Bernhard, Mr. Barker, Senator Hoyle and Mr. McAlister.

How are Shaw’s directors compensated?

All non-employee directors receive an annual retainer fee of $75,000, payable in cash in four equal quarterly installments. In addition, the Chairman of the Audit Committee receives an additional $25,000 per year fee, payable in cash in four equal quarterly installments. Each member of the Audit Committee other than the Chairman, receives an additional $5,000 annual fee, payable in cash in four equal quarterly installments. Each member of the Compensation Committee receives an additional $5,000 annual fee, payable in cash in four equal quarterly installments. Management members of our Board of Directors do not receive any compensation for their service as Board members.

Do Shaw’s directors receive equity awards?

Upon annual election or re-election to the Board of Directors, pursuant to 2005 Non-Employee Director Stock Incentive Plan (the “2005 Director Plan”), each non-employee director will receive additional compensation of $75,000, payable 50% in options and 50% in phantom shares of our common stock. The number of the options and shares of phantom stock awarded is determined by dividing $75,000 by the closing price of a share of our common stock on the date of the director’s election or re-election to the Board of Directors and then dividing said value 50% into options and 50% into phantom shares. The options vest one year from the date of award and have an exercise price equal to the fair market value on the date of award. The shares of phantom stock entitle the non-employee director to receive of the number of shares of common stock subject to the award and vest in three equal annual installments of 33 1/3% each, provided that in the event a director ceases to be a Board member at any time after the one year anniversary date of the award, the vesting of the entire award shall be automatically accelerated. The 2005 Director Plan superceded and replaced our 1996 director plan. Mr. Mancuso was not entitled to participate in the 2005 Director Plan at the time of his appointment to the Board in August 2006, and the Board of Directors agreed to pay him in cash a pro rata portion of $75,000 (otherwise payable in equity) through January 2007.

Does Shaw have a policy requiring that Board members attend annual meetings?

We do not have a policy requiring our Board members to attend our annual meetings, although they are encouraged to do so. Two of our present Board members attended last year’s annual meeting.

Does Shaw have a code of ethics and conduct, and, if so, where can I find a copy?

Yes, our Board of Directors has formally adopted The Shaw Group Inc. Code of Corporate Conduct which applies to all of our employees, officers and directors. Our Board of Directors has also formally adopted a separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and all other senior financial and accounting officers. Copies of these codes are available on our website at http://www.shawgrp.com.

How can I obtain printed copies of the information described above?

We will provide printed copies of the charters of our Audit, Compensation and Nominating and Corporate Governance Committees, as well as our Code of Corporate Conduct, Insider Trading Policy and our Code of Ethics for Chief Executive Officer and Senior Financial Officers, to any person without charge upon request. Requests for these documents may be made to our Chief Compliance Officer, 4171 Essen Lane, Baton Rouge, LA 70809, (225) 932-2500.

OUR EXECUTIVE MANAGEMENT TEAM

The following table provides information with respect to our current executive officers. Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors or his earlier removal or resignation from office. T.A. Barfield, Jr. resigned as our President effective as of November 17, 2006.

		Executive Officer
Name of Executive Officer	Age	Position

J.M. Bernhard, Jr.	52	Chairman of the Board of Directors, President and Chief Executive Officer
Robert L. Belk	57	Executive Vice President and Chief Financial Officer
Gary P. Graphia	44	Executive Vice President, Secretary and Chief Legal Officer
Richard F. Gill	63	Executive Vice President, Chairman of the Executive Committee & Interim President of the Power Division
Ebrahim (Abe) Fatemizadeh	57	President of the Energy & Chemicals (E&C) Division
David L. Chapman, Sr.	60	President of the Fabrication & Manufacturing (F&M) Division
Ronald W. Oakley	56	President of the Environmental & Infrastructure (E&I) Division
Dorsey Ron McCall	58	President of the Maintenance Sector of the Power Division
David P. Barry	55	President of the Nuclear Sector of Power Division
James R. Lamon	50	President of the Fossil Sector of Power Division
Dirk J. Wild	39	Senior Vice President and Chief Accounting Officer
G. Patrick Thompson, Jr.	42	Senior Vice President, Chief Administrative Officer and Chief Information Officer

J.M. Bernhard, Jr. — For biographical information on Mr. Bernhard, see “Election of Directors.”

Robert L. Belk currently serves as our Executive Vice President and Chief Financial Officer, having held this position since he joined us in October 1998. Mr. Belk served as one of our directors from January 2005 to January 2006. Prior to joining us, Mr. Belk held several strategic management positions with Ocean Energy, Inc., including Executive Vice President of Administration from March 1998 until October 1998; Executive Vice President and Chief Financial Officer from June 1997 until March 1998; and as Senior Vice President, Chief Financial Officer and Treasurer from 1993 until 1997. Prior to joining Ocean Energy, Mr. Belk was engaged in public accounting with national and local firms and as a sole-practitioner.

Gary P. Graphia has served as our Executive Vice President, Secretary and Chief Legal Officer since November 2006. He has been employed by us since August 1999, and through November 2006, served as our Secretary and General Counsel. Prior to joining us, Mr. Graphia practiced law with Kean, Miller, Hawthorne, D’Armond, McCowan & Jarman, L.L.P. where he was a partner. Mr. Graphia entered the practice of law in 1991 after four years with TexasCommerce Bank, Houston, Texas, where he became an Assistant Vice President.

Richard F. Gill currently serves as Interim President of the Power Division, Executive Vice President and Chairman of our non-director executive committee. He has been employed by us since 1997, when we acquired certain assets of MERIT Industrial Constructors, Inc. (“MERIT”) and other affiliated entities. Mr. Gill served as President of MERIT from its founding in January 1982 until the sale of its assets to us in 1997. MERIT was an industrial construction and maintenance firm based in Baton Rouge, Louisiana. Mr. Gill served as the President of

Shaw Process and Industrial Group, Inc., our wholly-owned subsidiary, from March 1997 until August 1998, and as Senior Vice President in charge of International and Construction Operations from September 1998 until May 1999 and as our Chief Operating Officer until September 2003. In September 2003, Mr. Gill was appointed Executive Vice President and Chairman of our non-director executive committee. In September 2004, Mr. Gill was appointed President of our Shaw Stone & Webster Nuclear Services Division. In 2006, Mr. Gill was appointed Power Group President. Mr. Gill has over 34 years of experience in the industrial construction and maintenance industry.

Ebrahim (Abe) Fatemizadeh currently serves as President of the Energy & Chemicals (E&C) Division. He joined us in September 2003 as President of our Stone & Webster Power Group and in October 2003, he was appointed President of Power and Process, Engineering, Procurement and Construction of the ECM Division. In September 2004, Mr. Fatemizadeh was appointed as President of our Shaw Stone & Webster Power and Process of EPC Division. In November 2004, Mr. Fatemizadeh was appointed as President of Shaw Energy & Chemicals Division when the Power and Process, Engineering, Procurement and Construction portions of the ECM Division were given the new name of Energy & Chemicals Division. Prior to joining us, Mr. Fatemizadeh was Vice President of Fluor Corporation, an international engineering, procurement, construction and maintenance services company, where he served for 15 years and was responsible for the management of global operations for Fluor’s Chemical Business Unit. Previously, Mr. Fatemizadeh was Senior Vice President of Operations and General Manager for Duke Fluor Daniel in Aliso Viejo, California.

David L. Chapman, Sr., currently serves as President of the Fabrication & Manufacturing (F&M) Division, having held this position since he joined us in April 2002. Mr. Chapman has over 34 years of experience in the industrial fabrication business. Mr. Chapman joined us from Turner Industries Group, a large industrial contracting company, where he served as President of International Piping Systems, Turner International Piping Systems, and International Painting Corporation. Prior to joining Turner in 1984, Mr. Chapman was employed by Texas Pipe Bending Company for 15 years where he served most recently as Vice President of Marketing.

Ronald W. Oakley joined us in August 2006, and serves as President of the Environmental & Infrastructure (E&I) Division. Immediately prior to joining us, Mr. Oakley was employed by Skanska USA Building, a national provider of construction, pre-construction consulting, general contracting and design build services to a broad range of industries, (“Skanska”), as Group Vice President since December 2004. Prior to his employment with Skanska, Mr. Oakley was employed by Lend Lease Americas, a lending construction management firm, as Chief Executive Officer from November 2003 to December 2004. Prior to his employment with Lend Lease Americas, Mr. Oakley was employed by Fluor Corporation, an international engineering, procurement, construction and maintenance services company, for 24 years in a number of positions, including Group Executive responsible for Federal government operations, Group Executive of Strategic Operations responsible for infrastructure operations, Group Executive for the Infrastructure Group, President of the Infrastructure Strategic Business Unit, Vice President of Sales for the Industrial Business Unit, the Infrastructure Business Unit and the Commercial Operating Company, Sales Director for the Commercial Operating Company, Project Manager for the International Group and the Caribbean Division, Group Project Controls Manager for the International Group and Senior Planner for Corporate Project Controls.

Dorsey Ron McCall currently serves as President of the Maintenance Sector of our Power Division. He joined us in August 2002 as President of our Maintenance Division. In September 2004, Mr. McCall was appointed as President of our Maintenance & Construction Division. Mr. McCall joined us from Turner Industries Group, a large industrial contracting company, where he served for 23 years as Senior Vice President of Construction and Maintenance of the Western Division. Prior to joining Turner, Mr. McCall worked for C.F. Braun Engineers for six years.

David P. Barry joined us in March 2006 and currently serves as President of the Nuclear Sector of our Power Division. Immediately prior to joining us, Mr. Barry was employed by Bechtel Corporation, a global engineering, construction and project management company, in a number of positions since December 1999, including operations manager for Bechtel’s offices in Frederick, Maryland office, Baghdad, Iraq and London, England and business development manager for fossil power projects. Prior to his employment with Bechtel, and since July 1974, Mr. Barry was employed by Stone and Webster, Incorporated in a number of positions including vice president, director of projects; president, director of middle east region; manager of power business proposal development group; project director; director of consolidated engineering contracts/project manager; project engineer/construction manager; senior resident engineer/resident engineer; construction engineer; and construction supervisor/project controls engineer.

James R. Lamon currently serves as the President of the Fossil Sector of our Power Division. In this role, Mr. Lamon manages all aspects of our Fossil Sector business activities including business development and operations and personnel management. Mr. Lamon joined us in July 2005 as the President of our power group in the Energy & Chemical Division, after spending 15 years with Aker Kvaerner ASA, a global provider of engineering and construction services, where he served in a variety of management roles. Most recently, he served as President of Aker Kvaerner’s North American Power division where he was a member of its Executive Management Board and was responsible for all North American operations, including marketing, sales, business development, finance, technology, human resources, engineering, procurement and construction. Mr. Lamon also held business development and operations positions with Clark-Kenith, Inc. and has several years of experience with the United States Army Corps of Engineers, where he held a broad range of responsibilities including engineering, operations, and government relations.

Dirk J. Wild currently serves as our Senior Vice President and Chief Accounting Officer. He first joined us in November 2001 as Vice President of Special Projects, and held this position until August 2002 when he was appointed as Senior Vice President — Financial Controls. Mr. Wild served as Senior Vice President — Financial Controls until March 2003, when he was appointed as Senior Vice President & Chief Financial Officer of our Engineering, Construction & Maintenance (“ECM”) Division. Mr. Wild served as Senior Vice President & Chief Financial Officer of our ECM Division from March 2003 until his appointment in October 2004 to the newly created position of Senior Vice President & Chief Accounting Officer. For the 12 years prior to joining us, Mr. Wild was employed with the former accounting firm Arthur Andersen, LLP in New Orleans, serving last as a Senior Manager.

G. Patrick Thompson, Jr. currently serves as our Senior Vice President, Chief Administrative Officer and Chief Information Officer. Mr. Thompson first joined us in April 2002 as Vice President and Chief Information Officer, and held this position until September 2003, when he was appointed as Senior Vice President of Administration. Mr. Thompson served as our Senior Vice President of Administration and Chief Information Officer from September 2003 until his recent appointment as Senior Vice President and Chief Administrative Officer with responsibilities including Information Technology, Facilities, Travel, Aviation, Risk Management, Safety and Human Resources. For the eight years prior to joining us, Mr. Thompson was employed with Turner Industries Group, a large industrial contracting company in Baton Rouge, Louisiana, serving last as a Vice President and Chief Information Officer, and prior to joining Turner Industries, he served as Senior Manager at Andersen Consulting (now known as Accenture) for eight years.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows compensation data for the last three fiscal years for (1) our Chief Executive Officer and (2) our four other most highly compensated executive officers serving as of the end of our last completed fiscal year, August 31, 2006 (“Named Executive Officers”).

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
					Awards
				Other	Restricted	Securities	All
	Fiscal	Annual Compensation		Annual	Stock	Underlying	Other
Name and Principal Position	Year(1)	Salary(2)	Bonus(3)	Compensation(4)	Awards(5)	Options(6)	Compensation(7)

J. M. Bernhard, Jr.(8)	2006	$1,404,030	$1,206,000	$538,403	$3,615,300	206,000	$7,500
Chairman, President and	2005	1,028,772	850,000	291,806	2,569,142	232,800	7,000
Chief Executive Officer	2004	958,197	238,000	236,107	1,680,000	304,000	6,500
T. A. Barfield, Jr.(9)	2006	$613,039	$415,000	$56,658	$1,298,700	74,000	$7,500
President (Former)	2005	569,798	350,000	—	1,265,826	111,600	7,000
	2004	534,944	245,813	—	840,000	98,000	6,500
David P. Barry(10)	2006	$201,115	$1,052,500	$—	$467,700	35,000	$—
President of Nuclear Sector of	2005	—	—	—	—	—	—
Power Division	2004	—	—	—	—	—	—
David L. Chapman(11)	2006	$535,306	$600,000	$—	$—	—	$9,311
President, Fabrication &	2005	503,371	500,000	1,030,548	—	50,000	5,189
Manufacturing Division	2004	353,029	350,000	56,847	—	—	6,500
Dorsey R. McCall(12)	2006	$301,299	$1,019,190	$—	$—	—	$5,884
President of Maintenance	2005	301,299	640,950	—	—	—	7,000
Sector of Power Division	2004	302,597	708,486	—	—	—	6,615

(1)	Our fiscal year ends on August 31.

(2)	From time to time, our executive officers receive raises that are made retroactive to prior periods. These raises may overlap fiscal periods. The entire amount of the retroactive payment is reported in the year the amount is received.

(3)	The bonuses paid to Messrs. Chapman, McCall and Barry for fiscal years 2006, 2005 and 2004, as applicable, were required to be paid pursuant to employment agreements. See “Employment Agreements.” The Bonuses for fiscal year 2006 and 2005, other than bonuses paid to Messrs. Chapman, McCall and Barry (as applicable), were paid pursuant to The Shaw Group Inc. Management Incentive Program FY 2005. All other bonuses were paid at the discretion of the Compensation Committee of our Board. For more information, see “Compensation Committee Report on Executive Compensation” below. The bonus for Mr. Barfield in fiscal year 2004 reflects $126,813 expensed pursuant to a two year retention bonus that was paid in fiscal year 2003.

(4)	In accordance with the SEC’s rules, the amounts reported exclude perquisites and other personal benefits if the aggregate value of the compensation exceeds the lesser of $50,000 or 10% of the executive’s total salary and bonus for the fiscal year.

(5)	Value of restricted stock reflects the number of restricted stock shares multiplied by the closing market price on the date of the grant.

(6)	Reflects shares of common stock that may be purchased upon exercise of options awarded pursuant to our employee stock option plans. All options have been granted at an exercise price of 100% of the fair market value of the common stock on the date of grant. We have made certain guarantees with respect to Mr. Chapman’s stock options. See “Employment Agreements.” For additional information regarding options granted during fiscal year 2006, see “Option Grants in Last Fiscal Year” and for information regarding current holdings of options, see “Aggregated Option Exercises and Fiscal Year-End Option Values.”

(7)	Represents our contribution on behalf of the executive officers to The Shaw Group Inc. 401(k) Plan. As a result of nondiscrimination testing of highly compensated employees, refunds of employee 401(k) withholdings and the forfeiture of our corresponding contribution may take place in subsequent years. Our contributions reflected in this table have not been reduced for past or potential forfeitures as a result of nondiscrimination testing.

(8)	Perquisites and other personal benefits (Other Annual Compensation) for Mr. Bernhard in fiscal years 2006, 2005 and 2004 include compensation related to Mr. Bernhard’s personal use of our aircraft of $273,122, $233,762 and $215,401, respectively, which compensation has been calculated based upon the aggregate incremental cost of the usage to us for each fiscal year. At our request, certain officers and directors are provided with security services from time to time at our cost. For fiscal year 2006, we provided security services to Mr. Bernhard, including security services at his personal residence, which cost of approximately $193,000 is included in Other Annual Compensation.

(9)	Mr. Barfield resigned from us effective as of November 17, 2006. Perquisites and other personal benefits (Other Annual Compensation) for Mr. Barfield in fiscal year 2006 includes compensation related to Mr. Barfield personal use of our aircraft of $30,828, which compensation has been calculated based upon the aggregate incremental cost of the usage to us and $15,398 for automobile expenses calculated at our incremental cost.

(10)	Mr. Barry joined us on March 13, 2006. For fiscal year 2006, Mr. Barry’s bonus consisted of $1,000,000, which was a signing bonus paid under his employment agreement (see “Employment Agreements”) and $52,500, which was paid under our Management Incentive Program.

(11)	Based on our record keeping procedures, the amounts disclosed for Mr. Chapman as Other Annual Compensation for fiscal year 2005 constitute total personal benefits for the respective calendar year. Of the fiscal year 2005 total for Mr. Chapman, $15,895 reflects incremental costs to us for payment of vehicle expenses and $12,625 reflects imputed interest for the calendar year on a loan us extended to Mr. Chapman as of April 6, 2002. The loan balance of $1,000,000 was forgiven in fiscal year 2005, and is included as Other Annual Compensation. For more information, see “Certain Relationships and Related Transactions.”

(12)	Pursuant to his employment agreement, Mr. McCall is entitled to an annual bonus, which amount is the greater of $250,000 or an amount equal to 5% of any increase in the net profits of our Maintenance operations over the net profits from Maintenance operations of the initial year of his employment. See “Employment Agreements.” For fiscal year 2004, the total bonus paid to Mr. McCall was $708,486 for which the minimum $250,000 was disclosed in the fiscal year 2004 proxy statement. The bonus amount for fiscal year 2004 has been adjusted to reflect the total bonus of $708,486

Option Grants in Last Fiscal Year

The following table shows all options to purchase common stock granted to each of the Named Executive Officers during fiscal year 2006 and the potential value of the grants at the stock price appreciation rates of 5% and 10% compounded annually over the term of the option. The 5% and 10% appreciation rates are required to be disclosed by SEC rules and are not intended to forecast possible future appreciation, if any, in the price of our common stock.

		Percent
		of
		Total
		Options
	Number	Granted
	of	to			Potential Realizable Value at
	Securities	Employees			Assumed Annual Rates of Stock
	Underlying	in	Exercise		Price Appreciation for Options
	Options	Fiscal	or Base	Expiration	Term(2)
Name	Granted(1)	Year	Price(2)	Date	5%	10%

J.M. Bernhard, Jr.	206,000	25.4%	$20.76	10/13/2015	$2,688,110	$6,811,394
T.A. Barfield, Jr.(3)	74,000	9.1%	20.76	10/13/2015	965,632	2,446,812
David L. Chapman, Sr.(4)	—	—	—	—	—	—
David P. Barry	35,000	4.3%	31.18	03/13/2016	686,194	1,738,882
Dorsey Ron McCall	—	—	—	—	—	—

(1)	The options are generally exercisable in four annual installments of 25% beginning one year from the date of grant, with exercise prices equal to the fair market value of a share of common stock on the date of grant.

(2)	Based upon the closing price of a share of our common stock listed on the New York Stock Exchange on the date of award.

(3)	Mr. Barfield resigned as President effective November 17, 2006. Any unvested stock options of Mr. Barfield as of November 18, 2006, were forfeited by him.

(4)	We have made certain guarantees with respect to Mr. Chapman’s stock options. See “Employment Agreements.”

Aggregated Option Exercises and Fiscal Year-End Option Values

The following table sets forth information (at August 31, 2006) regarding (1) the number of shares received and the value realized upon exercise of stock options during fiscal year 2006 by the Named Executive Officers, and (2) the number and value of exercised and unexercised options held by the Named Executive Officers.

			Number
			of
			Shares
			Underlying
			Unexercised
			Options	Value of Unexercised
	Shares		at	In-the-Money Options at
	Acquired		Fiscal	Fiscal Year-End
	on	Value	Year-End	Exercisable	Unexercisable
Name	Exercise	Realized	Exercisable/Unexercisable	(1)(2)	(2)(3)

J.M. Bernhard, Jr.	—	—	1,010,201/582,599	$12,902,433	$5,210,808
T.A. Barfield, Jr.(4)	90,100	$1,997,054	69,925/214,200	798,703	2,131,490
David L. Chapman, Sr.(5)	—	—	135,415/39,585	349,317	383,683
David P. Barry	—	—	— /35,000	—	—
Dorsey Ron McCall	—	—	68,750/6,250	255,000	63,000

(1)	The exercise prices of all-in-the-money exercisable options vary from $4.19 per share to $23.84 per share with a weighted-average price of $13.66 per share.

(2)	The values are based upon the closing price reported on the New York Stock Exchange of the common stock on August 31, 2006 $25.16.

(3)	The exercise prices of the unexercisable options vary from $11.20 per share to $20.76 per share with a weighted-average exercise price of $15.40 per share.

(4)	Mr. Barfield resigned effective November 17, 2006. Any unvested stock options of Mr. Barfield as of November 18, 2006, were forfeited by him.

(5)	We have made certain guarantees with respect to the return on the sale of shares underlying Mr. Chapman’s stock options. See “Employment Agreements.”

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board administrates the compensation programs of The Shaw Group Inc. (“Shaw”) for executive officers, including the Chief Executive Officer and key employees. The Compensation Committee meets regularly and is presently comprised of three independent directors. The present members of the Compensation Committee are Albert D. McAlister, Charles E. Roemer, III and Daniel A. Hoffler.

The following sets forth the Compensation Committee’s policies regarding executive compensation during fiscal year 2006, a discussion of Shaw’s executive compensation program and the decisions and actions of the Compensation Committee during fiscal year 2006 with respect to compensation for the Chief Executive Officer, specifically, and the other executive officers and key employees as a group.

Compensation Philosophy and Objectives

In performing its duties, the Compensation Committee seeks to attain the following corporate objectives:

•	attract, motivate and retain competent and talented employees focused on enhancing shareholder value;

•	correlate compensation with Shaw objectives and strategies;

•	provide compensation opportunities that are linked to Shaw’s performance;

•	align employee incentives with those of Shaw’s shareholders; and

•	reward the outstanding achievement of employees whose individual contributions enhance Shaw’s results.

No specific weighting is assigned to any of these objectives by the Compensation Committee in making decisions regarding compensation for the Chief Executive Officer or other executive officers or key employees of Shaw.

Executive Compensation Components and Practices

Shaw’s executive compensation program consists of three components: (1) base salary, (2) short-term incentives (cash bonuses) and (3) long-term incentives available under our long term incentive plans, including stock options and restricted stock. The policies and practices for determining executive compensation, and specifically that of the Chief Executive Officer, are described below.

Base Salary.  In determining appropriate base salaries, the Compensation Committee considers, among other factors, competitive market forces as they relate to attracting and retaining highly talented executives. The Compensation Committee also considers job responsibility, experience, tenure and the cost of living in the areas where Shaw’s offices and facilities are located. The Compensation Committee also utilizes survey and other relevant information from nationally recognized independent compensation consulting firms. Compensation survey results demonstrated that the base salaries of executive officers were consistent with Shaw’s goals and philosophy. Accordingly, the Compensation Committee approved salary increases for fiscal year 2006 for all executive officers except for Dorsey Ron McCall.

Cash Bonuses.  On January 6, 2005, the Compensation Committee adopted The Shaw Group Inc. Management Incentive Program FY2005 (the “Bonus Program”). The Bonus Program remains in effect and bonuses were paid for fiscal year 2006 under the Bonus Program.

The Bonus Program provides for incentive awards to eligible key management and professional employees based generally upon their ability to assist Shaw and its subsidiaries in achieving or exceeding identified company and business unit goals and pre-established individual performance goals. The Compensation Committee administers the Bonus Program and determines which employees will receive awards under the Bonus Program, the form of awards granted under the Bonus Program and the other terms and conditions of the awards, all within the limitations set forth in the Bonus Program and applicable laws and regulations. Incentive awards are paid only to participants who are regular full-time employees of Shaw and any of its subsidiaries at the time the award is paid.

For fiscal year 2006, each participant was assigned an annualized target incentive award based on a percentage of the participant’s salary in effect at the beginning of the performance period. Each participant is eligible to be granted an award of up to two times his target depending upon performance. 50% of the award was based upon the following financial metrics: (1) net income for business units and (2) consolidated net income for corporate. The remaining 50% of the award is based upon a subjective evaluation of the discretionary factors, including environmental, health and safety performance; legal and regulatory compliance; ethics; organizational development; earnings growth; new awards revenue; effective cost management; attraction, retention and development of high potential employees; and other relevant factors determined by senior management.

The Compensation Committee established a fiscal year 2006 incentive pool consisting of the total amount of funds authorized and available for payment of incentive awards and specified the relationship between the attainment of specified performance criteria and the payment of incentive awards. The fiscal year 2006 incentive pool was based on the following two factors: (1) an aggregate of 50% of the target annualized incentive awards of all participants; and (2) 50% of the income before taxes (and after ROA (return on assets)) for each business unit and corporate (unconsolidated) in excess of budgeted amounts. The fiscal year 2006 incentive pool was capped at an amount equal to two times the aggregate of the target annualized incentive awards of all participants. Incentive awards were prorated so that the sum of all individual awards did not exceed the available funds in the fiscal year 2006 incentive pool.

The Compensation Committee determines any formulas necessary to determine the appropriate performance criteria and the weighting of the criteria in determining incentive awards under the Bonus Program. Even though awards based on discretionary factors may be paid if the financial metrics are not met, Shaw’s failure to meet financial metrics may be indicative of poor individual performance. The Compensation Committee is permitted to modify these financial metrics and performance criteria for the purpose of motivating specific behavior and performance, subject to the review and approval of Shaw’s Chief Executive Officer and Chief Financial Officer.

For fiscal year 2006, the Compensation Committee established target incentive awards under the Bonus Program, the following percentages of salary for each of the following Named Executive Officers: J.M. Bernhard, Jr. — 98%; T.A. Barfield, Jr., Former President — 76%; David P. Barry — 70%. The Compensation Committee did not assign the two other Named Executive Officers, David L. Chapman, Sr. and Dorsey Ron McCall, fiscal year 2006 target incentive awards under the Bonus Program due to the inclusion of bonus compensation provisions in their respective employment agreements. The Compensation Committee established, for fiscal year 2006 target incentive awards under the Bonus Program, percentages of salary ranging from 0% to 75% for our other executive officers.

Incentive awards for the Chief Executive Officer and the Named Executive Officers under the Bonus Program for fiscal year 2006 are set forth in the “Bonus” column of the “Summary Compensation Table” (the bonuses payable to Messrs. Chapman and McCall are subject to certain guarantees under employment agreements, and Mr. Barry’s bonus under the “Bonus” column consisted of a signing bonus of $1,000,000 paid to him upon joining us).

Awards of Stock Options.  During fiscal year 2006, stock options covering an aggregate of 798,628 shares of common stock were awarded to officers and key employees of Shaw. The options have a weighted average exercise price of $21.34 per share and generally vest in four equal annual increments of 25% beginning one year following the date of award. All executives are eligible to be considered for stock options granted annually. The size of the grant is determined by the Compensation Committee based on survey information from nationally recognized compensation consulting firms and other factors, including job responsibilities and scope, level of expertise and experience required, strategic impact of the executive’s position, overall business performance and the executive’s individual contribution. Shaw has used, and plans to continue to use, the award of stock options to align the interests of the recipients with the interests of Shaw’s shareholders, to provide an incentive for the key employees (and executives) to remain employed by Shaw and to attract new employees to Shaw. The award of stock options provides key employees with an additional incentive to promote the financial success of Shaw as reflected in increased value in common stock. Grants of stock options are made annually to officers and key employees of Shaw under the 2001 Employee Incentive Compensation Plan (the “2001 Employee Plan”). For additional information regarding stock options of certain executives, see the option tables set forth above and “Employment Agreements” below.

Awards of Restricted Stock.  In fiscal year 2006, restricted stock awards of 455,888 shares were awarded to officers and key employees of Shaw. The size of the award is determined by the Compensation Committee based on survey information from nationally recognized compensation consulting firms and other factors, including job responsibilities and scope, level of expertise and experience required, strategic impact of the executive’s position, overall business performance and the executive’s individual contribution. Shaw plans to use the issuance of restricted stock to align the interests of the recipients with the interests of Shaw’s shareholders, to provide an incentive for the key employees (and executives) to remain in the employ of Shaw and to attract new employees to Shaw. The award of restricted stock provides key employees with an additional incentive to promote the financial success of Shaw as reflected in increased value in common stock. Awards of restricted stock are made annually to officers and key employees of Shaw under the 2001 Employee Plan. For additional information regarding restricted stock of certain executives, see the tables set forth above and “Employment Agreements” below.

The Compensation Committee has recommended to the Board of Directors that approval of the shareholders be sought for the issuance of 1,000,000 additional shares of common stock previously authorized under the 2001 Employee Plan. See “Proposal 3 — Authorization to Remove the Restriction Upon the Issuance Pursuant to Our 2001 Employee Incentive Compensation Plan, of 1,000,000 of the 4,000,000 Shares of Our Common Stock Previously Authorized by Our Shareholders in January 2006”. The Compensation Committee believes that the additional 1,000,000 shares are necessary for awards of stock options and restricted stock to motivate and encourage employees, and to allow awards of long term incentive compensation which is competitive with Shaw’s peers and companies of similar size.

Perquisites

During fiscal year 2005, the Compensation Committee approved a Flexible Perquisites Program (the “Flex Program”) for some of Shaw’s executive officers, including its Chief Executive Officer. The Flex Program provides eligible executive officers with annual grants of “flex dollars” that equate to approximately 4% of the base annual salary of the executive. The executives can spend their grants on whatever combination of perquisites that they believe best meet their needs. The perquisites must be approved by the Compensation Committee and the executives are reimbursed for the benefits up to an applicable limit.

The Flex Program superceded, for the participating executives, certain other perquisites (such as car allowances and country club membership dues) that may have been provided by Shaw prior to its implementation; provided, however, that the Flex Program is supplemental to, and does not supercede, any perquisites or other personal benefits that a participating executive is otherwise entitled to under any employment agreement that the executive has in place with Shaw. See “Employment Agreements” below.

The cost to Shaw of the Flex Program for fiscal year 2006 was approximately $222,000.

Compensation of the Chief Executive Officer

The Compensation Committee’s basis for compensation of the Chief Executive Officer, J.M. Bernhard, Jr., is based on the compensation philosophy, objectives and practices described above. Mr. Bernhard participates in the same executive compensation plans that are available to the other executive officers and also has an employment agreement with Shaw. During fiscal year 2001, Shaw engaged a nationally recognized compensation consultant (the “Consultant”), to provide consultation services in respect of the compensation package for the Chief Executive Officer. The Consultant conducted market research, evaluated compensation packages being paid to top executives of companies that compete with Shaw or that have comparable market capitalizations and provided a report to the Compensation Committee concerning the compensation of the Chief Executive Officer. Based upon the Consultant’s report, during fiscal year 2001 the Compensation Committee recommended an employment agreement for the Chief Executive Officer, which the Board of Directors approved. The employment agreement is discussed in greater detail below, under the headings “Employment Agreements” and “Change of Control Arrangements.” In general, the Chief Executive Officer’s employment agreement provides for a base salary of $950,000 per year (subject to increase by the Board of Directors and presently $1,600,000) and bonuses that are paid pursuant to any bonus program of Shaw or, in the absence of a program, at the Board’s discretion. A bonus of $1,206,000 was approved to be paid to the Chief Executive Officer for fiscal year 2006 under the Bonus Program. The Board has approved Mr. Bernhard’s proposal to amend his Employment Agreement to reduce the term thereof from ten to three years.

The Compensation Committee believes that the awards to the Chief Executive Officer of stock options covering an aggregate of 1,542,800 shares of common stock and restricted stock of 482,700 shares, provide meaningful incentive and motivation for his performance, as well as strengthen the alignment of his interests with those of Shaw’s shareholders in general.

Section 162(m) Policy

In conducting programs applicable to executives, the Compensation Committee considers the effects of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), which denies publicly held companies a tax deduction for annual compensation in excess of one million dollars paid to their chief executive officer or any of their four other most highly compensated executive officers who are employed on the last day of a given year, unless their compensation is based on performance criteria that are established by a committee of outside directors and approved, as to their material terms, by that company’s shareholders. The 2001 Employee Plan is generally designed and implemented so that it qualifies for full deductibility under Section 162(m), including satisfying the requirements that all options have an exercise price that is no less than the fair market value of the common stock on the grant date and that the plan states the maximum number of shares that can be issued during a specified period to a participant under the Plan. Thus, the provisions of Section 162(m) should not limit Shaw’s ability to deduct all of the compensation income generated in connection with the exercise of stock options granted under the 2001 Employee Plan. The 2001 Employee Plan is designed to provide flexibility with respect to whether restricted stock awards will qualify as performance-based compensation under Section 162(m); and therefore, be exempt from the deduction limit. The 2001 Employee Plan is further designed to provide flexibility that allows Shaw to structure other awards made under the 2001 Employee Plan to preserve the deductibility of any compensation expense over $1 million. However, certain compensation or awards may be granted under this plan that do not qualify under Section 162(m).

While it is the Compensation Committee’s intent to adopt policies to obtain maximum deductibility of executive compensation, consistent with the objectives of Shaw’s executive compensation program outlined above, the Compensation Committee is cognizant of the need for flexibility in making executive compensation decisions, based on the relevant facts and circumstances, so that the best interests of Shaw are maximized. As a result, under certain circumstances, executive compensation (such as recent awards of restricted stock) may be awarded that is not deductible.

COMPENSATION COMMITTEE

Albert D. McAlister
Daniel A. Hoffler
Charles E. Roemer, III

Employment Agreements

Chief Executive Officer.

We and Mr. Bernhard are parties to an employment agreement effective as of April 10, 2001. Pursuant to the terms of the agreement, Mr. Bernhard agreed to serve as our Chairman, President and Chief Executive Officer. The Board and Mr. Bernhard have agreed to amend Mr. Bernhard’s agreement to reduce the term from 10 to three years. We expect that the amendment will be reduced to writing by the end of December 2006. As amended, the agreement will automatically renew each day for three years so that on any given day, the remaining term of the agreement is three years; and we or Mr. Bernhard may give notice at any time that the agreement will not be further renewed and that after the date fixed in the notice, the term of the agreement will expire in three years. The agreement provides that Mr. Bernhard will, among other things: (a) receive an annual base salary in the amount of $950,000 which may be increased by the Board of Directors (Mr. Bernhard’s base salary for fiscal year 2006 was $1,448,000, and was subsequently increased to $1,600,000 during fiscal year 2007); (b) receive bonus awards under any bonus program established by us or, in the absence of a bonus program, bonus awards as may be as determined by us; (c) be included in all of our plans and programs that are made available to our employees generally, including health, dental, disability, 401(k) and life insurance plans, vacations and holidays; and (d) receive other benefits in addition to those made available to our management, including a country club membership, an automobile and a mid-size jet aircraft for his personal use and benefit.

In the event that Mr. Bernhard resigns for Good Reason (as defined in his agreement to include, among other things, a Change of Control of us, as defined therein), or is discharged by us for reasons other than his Misconduct (as defined therein) or disability, we are obligated to pay Mr. Bernhard, in a lump sum, his base salary in effect immediately prior to termination plus the highest bonus paid by us during the three years prior to termination multiplied by the number of years remaining in the term of the agreement, which, unless prior notice had been properly given, will be three years under the amended agreement. Based on Mr. Bernhard’s present salary ($1,600,000) and his highest bonus in the preceding three years ($1,206,000), in the event of a separation as described above, Mr. Bernhard is entitled to receive a lump sum payment from us of approximately $8,418,000. Further, upon termination for any of the reasons described above, all stock options and similar awards previously granted to Mr. Bernhard will become fully vested and we must provide Mr. Bernhard disability, accident and group health benefits for the remaining term of his agreement.

Mr. Bernhard has agreed not to compete with us, for a two-year period (pursuant to the terms of his agreement, which will be amended as described above) following termination of employment, and in consideration for this agreement, we have agreed upon his termination to pay Mr. Bernhard a lump sum amount of $15,000,000 plus interest earned while the funds are held in a trust fund. Upon a Change of Control of us, the entire $15,000,000 plus interest non-compete payment becomes immediately due and payable. During each of fiscal years 2001, 2002 and 2003, we set aside $5,000,000 to fund the potential non-compete payment. As of August 31, 2006, the amount due to Mr. Bernhard in association with this non-compete agreement, including interest earned, was $16,506,290. These funds are also payable to Mr. Bernhard upon his separation from us for any reason or upon change of control.

In the event of Mr. Bernhard’s death, his estate is entitled to a lump sum payment of one year’s base salary, a pro-rata bonus in the amount he would have otherwise been entitled to receive and a $15,000,000 (plus interest) death benefit payable by us with the funds set aside for the non-compete payment described above. Further, his surviving spouse and children are entitled to receive one year of paid group health and dental benefits.

In the event of Mr. Bernhard’s disability, we must pay Mr. Bernhard monthly for up to 12 months the amount by which his monthly base compensation exceeds the monthly benefit received by Mr. Bernhard pursuant to any disability insurance covering him. We will also pay Mr. Bernard’s group health and dental insurance benefits for up to one year, he will become totally vested in any restricted stock or option awards and receive a pro-rata bonus based on what he otherwise would have been entitled to. In addition, we must pay Mr. Bernhard a $15,000,000 (plus interest) disability benefit payable by us with the funds set aside for the non-compete payment described above in cash within 15 days after the date of his termination.

For 10 years from the date of Mr. Bernhard’s termination, Mr. Bernhard is entitled to the use of our aircraft for up to 150 hours annually for his private use with services; provided that, the value of the aircraft use does not exceed an annual benefit of $300,000.

Named Executive Officers.

Mr. Barfield.   We and Mr. Barfield were parties to an employment agreement dated as of July 10, 2002, pursuant to which Mr. Barfield served as our President. Mr. Barfield resigned as President effective November 17, 2006, and in connection with his resignation, Mr. Barfield’s employment agreement with us was terminated. In connection with his resignation, all of Mr. Barfield’s stock options and restricted stock that were not vested as of November 18, 2006 were forfeited. We intend to enter into an agreement with Mr. Barfield pursuant to which he will provide consulting services to us.

Mr. Chapman.   We and Mr. Chapman are parties to an employment agreement dated as of April 6, 2002, as amended effective April 1, 2005, pursuant to which Mr. Chapman serves as the President of our Fabrication & Manufacturing Division. Under the agreement, Mr. Chapman is entitled to (1) an annual base salary of $533,000 (currently $600,000), (2) participation in our annual bonus program with a guaranteed minimum bonus of $500,000 per year, (3) an automobile allowance, (4) a country club membership, and (5) be included in all of our plans and programs that are made available to our employees generally, including health, dental, disability, 401(k), and life insurance plans, vacations and holidays. Upon approval of the amendment to Mr. Chapman’s employment agreement by the Compensation Committee on January 6, 2005, Mr. Chapman was granted options to purchase 50,000 shares of our common stock at an exercise price of $15.54, vesting in three equal annual installments of 33% commencing on April 1, 2006. Upon commencement of his employment with us in April 2002, Mr. Chapman was granted options to purchase 100,000 shares of our common stock. With respect to these options, we have guaranteed Mr. Chapman a $10 per share accretion in stock price with respect to the shares underlying these options based on the performance of the Fabrication & Manufacturing Division. Upon Mr. Chapman’s exercise of these options, we will pay him, in cash, the difference between the guaranteed accreted value per share of the stock and the actual accreted value of the stock on the exercise date.

We have agreed to provide Mr. Chapman one year’s prior notice of termination for any reason other than for cause.

We also loaned Mr. Chapman $1,000,000 upon the commencement of his employment with us in April 2002. The loan was forgiven upon Mr. Chapman’s employment with us for three years in April 2005. If Mr. Chapman had resigned his position with us prior to completing three years employment with Shaw, he would have been required to repay the full amount of the loan. See “Certain Relationships and Related Transactions.”

Pursuant to his agreement, we reimburse Mr. Chapman for his use of his personal plane for company-approved business. Total reimbursements for fiscal year 2006 for his plane use were approximately $51,000.

The agreement also provides that Mr. Chapman will provide consulting services to us for an additional three years after termination of his employment agreement. In consideration for his consulting services, we will pay Mr. Chapman an annual retainer of $200,000 per year (based upon a minimum of 200 hours of service per year).

Mr. McCall.   We and Mr. McCall are parties to an employment agreement dated as of July 29, 2002, pursuant to which Mr. McCall serves as the President of the Maintenance Sector of our Power Division. Under the agreement, Mr. McCall is entitled to (1) an annual base salary of $300,000, (2) an annual bonus, which amount is the greater of $250,000 or an amount equal to 5% of any increase in the net profits of our Maintenance operations over the net profits from our Maintenance operations of the initial year of his employment, (3) a country club membership, (4) a death and disability benefit, (5) be included in all of our plans and programs that are made available to our employees generally, including health, dental, disability, 401(k) and life insurance plans, vacations and holidays, and (6) a watercraft lease arrangement. See “Certain Relationships and Related Transactions.” Upon commencement of his employment with us, Mr. McCall was granted options to purchase 50,000 shares of our common stock.

Upon commencement of employment with us, Mr. McCall also received an advance of $750,000 from us. Each year thereafter, a portion of his overall bonus is credited against the advance until the advance is reduced to zero. If Mr. McCall terminates his employment or is terminated for Cause (as defined in his agreement) prior to September 1, 2007, Mr. McCall is required to reimburse us for any amounts outstanding under the advance. However, if his employment is terminated for any other reason, Mr. McCall has no obligation to repay any amounts outstanding thereunder.

Following the completion of his employment with us, we have also agreed to hire Mr. McCall as a consultant. For each year that Mr. McCall provides consulting services for us, we will pay him 60% of the bonus that he received during his final year of employment with us. Mr. McCall’s bonus for fiscal year 2006 was $1,019,190. The term, in years, of this consulting arrangement is equal to the term of Mr. McCall’s employment with us. Mr. McCall has been employed by us since August 2002. Mr. McCall has agreed to provide up to 200 hours per year of consulting services to us. We have agreed to pay Mr. McCall the amounts otherwise payable to him under this consulting arrangement in the event of his death or permanent disability while employed by us, and continue making consulting payments to him or his spouse should he die or become permanently disabled during the consulting period.

Mr. McCall’s agreement also provides that upon the change of control of us (as defined in his agreement), our obligations under his agreement are assumed by the person acquiring control.

Mr. Barry.   We and Mr. Barry are parties to an employment agreement dated as of March 13, 2006, pursuant to which Mr. Barry serves as the President of our Nuclear Sector of the Power Division. Mr. Barry’s agreement has a term of two years that is automatically renewed each day for two years so that on any given day, the remaining term of his agreement is two years. Notwithstanding the foregoing, we or Mr. Barry may give notice that his agreement will not be further renewed and that after the date fixed in the notice, the term of the agreement will expire in two years. Under the agreement, Mr. Barry is entitled to (1) a base annual salary of, at a minimum, $420,000, which may be increased by the Board of Directors but not decreased without Mr. Barry’s consent; (2) participate in our bonus plan, with a minimum annual bonus of 25% of base compensation, with a potential bonus of 200% of his base compensation (Mr. Barry’s initial target bonus was set at 70% of base compensation); (3) receive a signing bonus of $1,000,000, provided that, if, prior to the completion of 60 months of employment with us, he voluntarily terminates his employment or he is terminated by us for Misconduct (as defined in the agreement), Mr. Barry is required to repay a pro-rata portion of the bonus; (4) receive additional benefits including participation in the various employee benefit plans including our discretionary long term incentive plan and our flexible perquisites plan for executives, and programs that are made available to employees; (5) effective upon commencement of employment, receive (a) 35,000 stock options, the exercise price of which is the closing price of a share of our common stock on the first day of employment and which will vest in four equal annual installments of 25% each, and (b) 15,000 restricted shares of common stock which will vest in three equal annual installments of 33% each.

In the event Mr. Barry resigns for Good Reason (as defined in the agreement) or we terminate his employment for any reason other than Misconduct or Disability (each as defined in the agreement): (l) Mr. Barry is entitled to receive from us (a) a lump sum cash payment in an amount equal to the product of his base compensation in effect immediately prior to his termination multiplied by the remaining term, and (b) a lump sum cash payment equal to the product of his highest bonus paid during the most recent two years immediately prior to the date of termination multiplied by the remaining term; (2) we are obligated to provide to Mr. Barry and his dependents for the remaining term disability, accident and group health insurance benefits substantially similar to those which he was receiving immediately prior to termination; (3) all stock options, restricted stock and similar awards previously made to Mr. Barry are considered as immediately and totally vested; (4) Mr. Barry is entitled to retain all of the signing bonus; and (5) in the event any payments or benefits received or to be received by Mr. Barry in connection with his termination of employment would constitute an “Excess Parachute Payment” (as defined in Section 280G of the Internal Revenue Code), we will be required to fully “gross-up” the payment so that Mr. Barry is in the same “net” after-tax position he would have been if the payment and gross-up payments had not constituted Excess Parachute Payments. In the event Mr. Barry resigns for Good Reason (as defined in the Agreement), Mr. Barry dies or becomes disabled, or we terminate his employment for any reason other than Misconduct (as defined in the Agreement), all stock options, restricted stock and similar awards previously made to Mr. Barry are considered as immediately and totally vested. During and for a period of six months after the term of his employment, to the extent allowed by applicable law, Mr. Barry will not disclose any of our confidential, proprietary or non-public information and will not compete with us or solicit our customers or distributors.

Change of Control Arrangements

In addition to the change of control arrangements contained in certain employment agreements with executive officers described above, some of our benefit plans include provisions relating to a change of control. These provisions have the effect of varying the benefits payable at that time from those that would be payable if no change of control had occurred. Stock options granted under our Stone & Webster Acquisition Stock Option Plan vest immediately upon a change of control. Further, all stock options, stock appreciation rights, restricted stock awards and performance share awards granted under our 2001 Employee Incentive Compensation Plan become fully vested upon a change of control. In addition, incentive bonuses that have been approved and accrued will become fully payable in the event of a change of control under the terms of the 2001 Employee Plan.

Audit Committee Report

The Audit Committee performs the functions described in its charter, a copy of which is attached as Appendix A to the proxy materials and is available at http://www.shawgrp.com. While the Audit Committee oversees the financial reporting process of The Shaw Group Inc. (“Shaw”), it is not the duty of the Audit Committee to plan or conduct audits or to determine that Shaw’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of Shaw’s management and Shaw’s independent auditors.

The Audit Committee held 11 meetings during fiscal year 2006. The meetings were designed to facilitate and encourage communication between the Audit Committee, Shaw’s internal auditors and Shaw’s independent auditors.

During certain of these meetings, the Audit Committee reviewed and discussed with management and representatives of its independent auditors, Ernst & Young LLP, the audited financial statements to be included in Shaw’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006. The discussions with representatives of Ernst & Young LLP also included the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received from Ernst & Young LLP written disclosures and the letter as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the Audit Committee has discussed with representatives of Ernst & Young LLP the issue of the independence of Ernst & Young LLP from Shaw.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in Shaw’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006, filed with the Securities and Exchange Commission on October 31, 2006.

AUDIT COMMITTEE

Charles E. Roemer, III
James F. Barker
David W. Hoyle

Audit Fees

The following table sets forth the aggregate fees and costs incurred by us for services rendered by our principal independent accountant, Ernst & Young LLP, for the fiscal years ended August 31, 2006 and 2005:

	Years Ended August 31,
	2006	2005

Audit Fees(1)	$4,510,210	$4,111,808
Audit-Related Fees(2)	223,128	313,729
Tax Fees(3)	831,985	801,845
All Other Fees(4)	209,190	—

Total	$5,774,513	$5,227,382

(1)	Audit fees consist of fees billed for professional services rendered for the audit of the consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings and professional services.

(2)	The Audit-Related Fees include principally audits of certain joint ventures, due diligence services, accounting research projects, state contract licensing reports, internal control reviews and attest services on certain agreed upon procedures reports.

(3)	The Tax Fees represent primarily tax compliance, tax advice and tax planning including expatriate tax services.

(4)	The All Other Fees includes fees for advisory services in connection with an acquisition.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee reviews and pre-approves audit and non-audit services performed by our independent public accountant as well as the fee charged for such services. The Audit Committee may delegate pre-approval authority for such services to one or more members, whose decisions are then presented to the full Audit Committee at its scheduled meetings. Beginning May 6, 2003, 100% of the audit and non-audit services provided by our independent public accountant were pre-approved by the Audit Committee in accordance with the Audit Committee Charter. In its review of all non-audit service fees, the Audit Committee considers among other things, the possible effect of such services on the auditor’s independence. The policies and procedures that govern the Audit Committee’s review and approval of audit and non-audit services are set forth in Appendix B to this proxy statement.

Stock Performance Graph

For the period commencing August 31, 2001 and ended August 31, 2006, the following line graph provides a comparison of the total shareholder return on our common stock with the return of (1) the Standard & Poor’s SmallCap 600 Index; and (2) an industry peer group (comprised of Jacobs Engineering Group Inc., Fluor Corporation, URS Corporation, Washington Group International, Inc. and us) (the “Peer Group”) appropriate to us in light of our acquisitions of Stone & Webster in fiscal year 2000 and IT Group in fiscal year 2002. All amounts have been calculated as if all dividends, if any, were reinvested.

COMPARISON OF THE FIVE YEAR CUMULATIVE TOTAL RETURN*
AMONG THE SHAW GROUP INC.
THE S&P SMALLCAP 600 INDEX AND THE PEER GROUP

*	ASSUMES $100 WAS INVESTED ON AUGUST 31, 2001, IN OUR STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDED AUGUST 31.

	Cumulative Total Return
	08/2001	08/2002	08/2003	08/2004	08/2005	08/2006

The Shaw Group Inc	100.00	61.24	32.39	37.62	77.15	91.99
S & P SMALLCAP 600	100.00	90.27	111.00	127.50	161.28	172.77
PEER GROUP	100.00	77.12	97.26	103.62	161.34	210.80

HISTORICAL STOCK PRICE PERFORMANCE IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

Certain Relationships And Related Transactions

As described in more detail for certain of our executives under the caption “Employment Agreements” above, we have entered into employment agreements with our Chief Executive Officer, our Executive Vice President and Chief Financial Officer, the President of our Fabrication & Manufacturing Division, the President of the Maintenance Sector of the Power Division, the President of our Energy & Chemicals Division, our Executive Vice-President, Chairman of the Executive Committee and Interim President of the Power Division, the President of our Environmental & Infrastructure Division, the President of the Nuclear Sector of our Power Division, our Executive Vice President, Secretary and Chief Legal Officer and our Senior Vice President, Chief Administrative Officer and Chief Information Officer. In addition, we have entered into an oral severance agreement with our Senior Vice President and Chief Accounting Officer, pursuant to which we have agreed to pay him an amount equal to six months of his salary if we terminate his employment for any reason other than for cause.

In 2001, our employment agreement with our Chief Executive Officer was amended to provide a non-compete clause upon the Chief Executive Officer’s separation from us. The amount of the non-compete payment is $15.0 million plus interest earned while the funds are held in a trust fund plus the use of a mid-size jet aircraft for up to 150 hours each year; provided that, the value of the aircraft use does not exceed an annual benefit of $300,000. We also agreed to set aside $5.0 million per year of our funds in fiscal year 2001 through 2003 in order to fund this obligation; and therefore, as of August 31, 2006 and 2005, $15.0 million (plus applicable interest) is invested in a separate fund and is included in other current assets in the consolidated balance sheets in our August 31, 2006 Annual Report on Form 10-K. The $15.0 million payment is due upon the Chief Executive Officer’s separation for any reason from us, or upon change in control, and was expensed when the non-compete was entered into during fiscal year 2001. We have agreed to reduce the term of the non-compete from 10 to two years as part of our agreement with Mr. Bernhard that the term of his employment agreement be reduced from 10 to three years.

For fiscal year 2006, we provided security services to Mr. Bernhard, including security services at his personal residence, at a total cost of approximately $193,000.

We have, from time to time, made loans to certain of our executive officers and/or entities in which the executive officers have a material interest. Each loan in which the indebtedness exceeded $60,000 at any time since September 1, 2005 is listed below with the following information indicated for each: the name of the borrower; the nature of the borrower’s relationship with us; the largest amount of indebtedness outstanding at any time since September 1, 2005; the amount outstanding as of August 31, 2006; and the interest rate charges thereon: (1) Dorsey Ron McCall; (2) executive officer of The Shaw Group Inc.; (3) $-0-; (4) $78,625; (5) 0%. Mr. McCall’s loan was made in connection with his agreement to become or remain employed by us, is evidenced by a written promissory note. The loan is repaid by certain bonus proceeds.

Effective July 30, 2002, the Sarbanes-Oxley Act of 2002 prohibits the granting of any personal loans to or for the benefit of any of our executive officers and directors and the modification or renewal of any existing personal loans. We have not granted any new personal loans or modified existing personal loans to or for executive officers and directors since July 30, 2002.

In January 2003, our subsidiary, Stone & Webster, Inc., was awarded a subcontract to perform engineering services for a company (the “Related Company”) for whom an executive officer and a significant owner is the brother to our Chief Executive Officer for total consideration of approximately $2 million. In connection with the services agreement, we entered into a guaranty agreement with the Related Company under which we agreed, under certain circumstances, to guarantee the payment of certain sums which may be owed by the Related Company to its client under a performance-based services and equipment contract. That guaranty, by its terms, may be assigned by the Related Company to its client. We also entered into an indemnification and fee agreement between us and the Related Company pursuant to which, among other things, the Related Company must pay us an annual fee in consideration for our entering into the guaranty agreement. The amount of the annual fee varies, but totals approximately $0.8 million over the 20-year term. Although we believe the probability that we will have to make any payments under the guaranty agreement is remote, we have recorded the guarantee at its fair value of approximately $0.3 million. We have the right, but not the obligation, to take over all of the Related Company’s rights and obligations under its contract with the customer, if a demand by the customer under the contract with the Related Company ever occurs and remains unsatisfied. We expect that we will not be required to make any payments under the guaranty agreement, but the maximum potential amount of future payments (undiscounted) we could be required to make would be approximately $13 million over the 20-year term of the contract.

During fiscal year 2006, we subcontracted a portion of our work, primarily related to the disaster recovery efforts of the Gulf Coast region of the United States, with two companies owned by one of our Directors whom our Board had previously determined is non-independent. Payments made to these companies totaled approximately $23.4 million during fiscal year 2006 and amounts due to these companies were $1.6 million as of August 31, 2006. We believe this subcontracted work was performed under similar terms as would have been negotiated with an unrelated party.

Effective August 1, 2002, we entered into a five-year watercraft lease agreement with a corporation owned by Dorsey Ron McCall, one of our executive officers. The lease was made in connection with Mr. McCall’s agreement to become employed by us, and the payments thereunder are $10,000 per month.

On August 27, 2004, Mr. Ahmad Fatemizadeh, the brother of one of our executive officers, Abe Fatemizadeh, was hired by us in our Energy & Chemicals Division. In fiscal year 2006, Mr. Ahmad Fatemizadeh received an annual salary of $291,976 and bonuses of $184,410 for total payments of $476,386. Mr. Fatemizadeh is also eligible to receive discretionary annual bonuses, stock options and restricted stock. We believe that Mr. Fatemizadeh’s compensation is reasonable and commensurate with his level of experience, expertise, responsibilities, duties and service to us.

On October 24, 2005, Mr. Eric Dalvandi, the brother-in-law of one of our executive officers, Abe Fatemizadeh, was hired by us as a Project Engineer. Mr. Dalvandi’s aggregate salary in fiscal year 2006 was $90,818. Mr. Dalvandi is also eligible to receive discretionary annual bonuses, stock options and restricted stock. We believe that Mr. Dalvandi’s compensation is reasonable and commensurate with his level of experience, expertise, responsibilities, duties and service to us.

During fiscal year 2006, Mr. David Chapman, Jr., the son of one of our executive officers, David Chapman, Sr., was employed by us as a manager in our Fabrication & Manufacturing Division. Mr. David Chapman, Jr. was paid an aggregate salary and bonus of approximately $141,933 for services during fiscal year 2006. We believe that David Chapman, Jr.’s compensation is reasonable and commensurate with his level of experience, expertise, responsibilities, duties and service to us. Mr. Chapman’s son-in-law, Anthony Garcia, is employed by Stone & Webster, Inc. as a Client Program Manager. Mr. Garcia’s annual salary including bonuses for fiscal year 2006 was $103,550. Mr. Garcia became eligible to receive stock options and restricted stock beginning in fiscal year 2005. We believe that Mr. Garcia’s compensation is reasonable and commensurate with his level of experience, expertise, responsibilities, duties and service to us.

Mr. Kenneth Paul Neal, Jr., the son-in-law of an executive officer, Richard Gill, has been employed with us as an environmental manager since the acquisition of Mr. Gill’s company, MERIT, in 1997. Prior to that date, Mr. Neal had been employed by MERIT since 1983. Mr. Neal’s aggregate salary in fiscal year 2006 was $81,569. We believe that Mr. Neal’s compensation is reasonable and commensurate with his level of experience, expertise, responsibilities, duties and service to us.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee annually considers and appoints our independent auditors. As part of this review, in November, 2006, the Audit Committee appointed Ernst & Young LLP as our independent auditors for fiscal year 2007. The Board of Directors is recommending for approval of our shareholders a proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2007.

Required Vote

Approval of the proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP requires the affirmative vote of a majority of the voting power of the common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. The enclosed form of proxy provides a means for the shareholders to vote for the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors, to vote against the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors or to abstain from voting with respect to the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS.

PROPOSAL 3 — AUTHORIZATION TO REMOVE THE RESTRICTION UPON THE ISSUANCE,
PURSUANT TO THE 2001 EMPLOYEE INCENTIVE COMPENSATION PLAN, OF 1,000,000 OF
THE 4,000,000 SHARES OF OUR COMMON STOCK PREVIOUSLY AUTHORIZED
BY OUR SHAREHOLDERS IN JANUARY 2006

The Board of Directors is recommending to our shareholders that they authorize the removal of a restriction upon the future issuance, pursuant to our 2001 Employee Incentive Compensation Plan (the “2001 Employee Plan”), of 1,000,000 of 4,000,000 shares of common stock previously approved by our shareholders. At the 2006 Annual Meeting, our shareholders approved an amendment to the 2001 Employee Plan to increase by 4,000,000 the number of shares of our common stock reserved for issuance under the plan. On January 19, 2006, in connection with the 2006 Annual Meeting, our Board of Directors irrevocably determined that if the shareholders approved the foregoing amendment to the 2001 Employee Plan, the Board of Directors (or the Compensation Committee thereof) would not authorize awards under the 2001 Employee Plan covering more than an aggregate of 3,000,000 of the 4,000,000 authorized shares of common stock under the proposed amendment, unless and until our shareholders, at a later annual or special meeting of shareholders, further authorized and approved the issuance of the additional 1,000,000 shares. The Board Directors is now seeking authorization and approval by the shareholders to remove this restriction upon the future issuance of the additional 1,000,000 shares.

Summary of the 2001 Employee Incentive Compensation Plan

The following summary of the 2001 Employee Incentive Compensation Plan is qualified in its entirety by the specific provisions of the 2001 Employee Incentive Compensation Plan, a copy of which is attached to this proxy statement as Appendix C.

General.  The Board of Directors and our shareholders approved the adoption of the 2001 Employee Plan in November 2000 and January 2001, respectively. Upon its initial adoption, 2,000,000 shares of common stock were reserved for issuance under the 2001 Employee Plan, and in 2003, 2004 and 2006 our shareholders approved an increase of 1,500,000 shares, 2,000,000 shares, and 4,000,000 shares, respectively, in the number of shares reserved for issuance under the 2001 Employee Plan. In 2005, our shareholders approved an increase from 50,000 shares to 300,000 shares as the maximum number of shares that may be allotted to any individual pursuant to a restricted stock award during any fiscal year. As of November 30, 2006, awards covering 6,908,262 shares of common stock have been previously granted (less cancellations), thus leaving 2,591,738 shares for future award under the 2001 Employee Plan, with 1,000,000 of the 2,591,738 shares being subject to restriction upon future issuance as described above. The Board believes that the additional 1,000,000 shares presently subject to restriction upon issuance are necessary for future awards under the 2001 Employee Plan to attract, retain and motivate participants in the 2001 Employee Plan.

The closing price of a share of our common stock as reported on the New York Stock Exchange on November 30, 2006 was $29.89.

Administration and Eligibility.  The Compensation Committee of the Board of Directors acts as administrator of the 2001 Employee Plan. The Compensation Committee is composed of independent directors designated by the Board of Directors. The persons eligible to participate in the 2001 Employee Plan include our officers and employees and consultants, as may be selected from time to time by the Compensation Committee.

Types of Awards.  Under the 2001 Employee Plan, the Compensation Committee may award options (which may be either options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or those not intended to be incentive stock options); stock appreciation rights (“SARS”), restricted stock; performance shares and incentive bonuses.

Terms of Awards.  The Compensation Committee has the full and complete discretion to provide the terms and conditions of any award under the 2001 Employee Plan, provided that (1) the exercise price of an option or SAR cannot be less than 100% of the fair market value of a share of common stock on the date of grant; and (2) performance shares must have an initial value equal to the fair market value of a share of common stock on the date of grant. Further, no restricted stock award made to any individual participant can exceed 300,000 shares of common stock in any one fiscal year and no more than 50,000 shares of common stock may be subject to any performance share award to any individual participant in any one fiscal year. In addition, for awards of restricted stock made after April 6, 2006, except for certain limited circumstances, the vesting period of such awards may be no less than three (3) years. All awards under the 2001 Employee Plan are generally nontransferable other than by will or the laws of descent and distribution. However, the Compensation Committee has the discretion to award non-statutory options that are transferable to members of a participant’s immediate family, including trusts for the benefit of such family members and partnerships in which such family members are the only partners.

Change of Control.  All options and SARs become fully exercisable, all shares of restricted stock and performance shares fully vest free of restrictions and all approved and accrued incentive bonuses become fully payable upon the occurrence of a Change of Control as defined in the 2001 Employee Incentive Compensation Plan. A “Change of Control” is defined generally as the happening of any of the following: (1) when any person (except any shareholder who, as of January 1, 2001, owned 10% or more of the combined voting power of us) becomes the beneficial owner of 20% or more of the combined voting power of us; (2) when, during a period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the members of our Board of Directors cease for any reason other than death or disability to constitute at least a majority thereof; (3) the acquisition of us or all or substantially all of our assets by a third party; or (4) we file a report or proxy statement with the SEC disclosing that a change of control of us has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction.

Capitalization Changes.  In the event that shares of common stock are changed into or exchanged for a different kind or number of shares of stock or other securities of us as a result of a stock dividend, stock split, combination of shares, merger, consolidation, reorganization, recapitalization or other change in the capital structure of or by us, the Compensation Committee may adjust awards and the number of shares of common stock subject to the 2001 Employee Plan to preserve the benefits or potential benefits of awards thereunder.

Term; Amendments

The 2001 Employee Plan will terminate automatically on November 27, 2010, and the Board of Directors may suspend or terminate the 2001 Employee Plan at any earlier time. The Board of Directors may amend the 2001 Employee Plan from time to time in its sole discretion, provided that, unless the requisite approval of shareholders is obtained, no amendment shall be made to the 2001 Employee Incentive Compensation Plan if the amendment would (1) increase the number of shares available for issuance under the 2001 Employee Plan or increase the limits applicable to awards under the 2001 Employee Plan; (2) lower the exercise price of an option or SAR grant value below 100% of the fair market value of one share of common stock on the date of the award; (3) remove the repricing restriction set forth in the 2001 Employee Plan; or (4) require shareholder approval pursuant to applicable federal, state or local law or under rules of the New York Stock Exchange, if the shares of common stock are then listed on such exchange. No amendment shall adversely affect the rights of any participant under any award theretofore made under the 2001 Employee Plan, without the participant’s consent.

Federal Income Tax Consequences of the Issuance and Exercise of Options

The following summary sets forth, in general, certain United States income tax consequences on the issuance and exercise of options under the 2001 Employee Incentive Compensation Plan. The following statements are based on current interpretations of existing United States income tax law. The law is technical and complex and the statements below represent only a general summary of some of the applicable provisions.

Incentive Stock Options.  An employee who receives an incentive stock option generally does not recognize taxable income on the date that the incentive stock option is granted or exercised (except that the alternative minimum tax provisions may apply to the employee). However, we cannot deduct the incentive stock option grant as compensation expense. If the incentive stock option is exercised more than three months after the employee has left the employ of us (the three month period is extended to 12 months in the event of disability and is waived in the event of death), the favorable tax treatment is not available to the employee.

With respect to the disposition of the common stock received pursuant to the exercise of an incentive stock option, the tax treatment depends upon whether the shares of common stock were disposed of within the statutory holding period. The holding period is the later of two years from the date of the grant of the incentive stock option or one year from the date that the shares were transferred to the employee upon exercise. If the employee disposes of the stock received pursuant to the exercise of the incentive stock option after the expiration of the holding period, the employee will recognize as capital gain, income on the difference between the amount received as a result of the disposition over the employee’s basis in the stock. If the employee disposes of the shares prior to the expiration of the holding period, the employee must recognize as ordinary income the gain on the disposition of the common stock and we may deduct from income an amount equal to the amount that the employee recognized as ordinary income. We will not be entitled to any deduction in connection with any loss to the employee or the portion of any gain that is taxable to the employee as short-term or long-term capital gain.

Non-Statutory Stock Options.  A participant who is awarded a non-statutory stock option will generally incur no taxable income as a result of the grant thereof. We can claim no tax deduction on the date the nonstatutory stock option is granted. With the exception of those instances allowed in the 2001 Employee Incentive Compensation Plan, and discussed above, a non-statutory stock option is not transferable by the participant. If the non-statutory stock option is transferred in a non-arm’s length transaction, the participant may be required to realize ordinary income at the time of the transfer to the extent of the amount realized from the disposition of the non-statutory stock option. Upon the exercise of the non-statutory stock option, the participant is required to recognize ordinary income equal to the excess of the fair market value of the shares of common stock on the exercise date over the exercise price of the non-statutory stock option. We are entitled to a corresponding deduction equal to the amount of income recognized by the participant, provided we satisfy any federal income tax reporting requirements. Upon disposition of the common stock, any appreciation (or depreciation) occurring after the date the non-statutory stock option was exercised is treated as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares of common stock. Also, if the shares received upon the exercise of a non-statutory stock option are transferred to the participant subject to certain restrictions, then the taxable income realized by the participant, unless the participant elects otherwise, and our tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured based upon the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors, and 10% shareholders by Section 16(b) of the Securities Exchange Act of 1934, as amended, applies only if other shares have been purchased by such individuals within six months prior to the exercise of a non-statutory stock option. Ordinary income realized upon the exercise of a nonstatutory stock option is not an adjustment for alternative minimum tax purposes.

New Plan Benefits

New Plan Benefits
2001 Employee Incentive Compensation Plan

The following table sets forth the benefits that were awarded to date under the 2001 Employee Plan during the fiscal year ended August 31, 2006 to each of (1) the persons listed in the Summary Compensation Table, (2) all current executive officers, as a group, and (3) all current employees, excluding current executive officers, as a group.

	Number of	Number of
	Shares	Shares of
	Underlying Options	Restricted Stock

J. M. Bernhard, Jr.	206,000	103,000
Chairman of the Board of Directors, President and Chief Executive Officer
T.A. Barfield, Jr.(1)	74,000	37,000
President (Former)
David P. Barry	35,000	15,000
President of the Nuclear Sector of our Power Division
David L. Chapman	—	—
President of Fabrication & Manufacturing Division
Dorsey Ron McCall	—	—
President of the Maintenance Sector of our Power Division
All current executive officers, as a group	406,623	247,802
All current employees, excluding executive officers, as a group	318,005	171,086

(1)	Mr. Barfield resigned as President effective November 17, 2006. Any unvested stock options or shares of restricted stock of Mr. Barfield as of November 18, 2006, were forfeited by him.

Required Vote

Approval of Proposal 3 requires the affirmative vote of a majority of the voting power of the common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. The enclosed form of proxy provides a means for the shareholders to vote for Proposal 3, to vote against Proposal 3 or to abstain from voting with respect to Proposal 3. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” AUTHORIZATION TO REMOVE THE RESTRICTION UPON THE ISSUANCE, PURSUANT TO THE 2001 EMPLOYEE INCENTIVE COMPENSATION PLAN, OF 1,000,000 OF THE 4,000,000 SHARES OF OUR COMMON STOCK PREVIOUSLY AUTHORIZED BY OUR SHAREHOLDERS IN JANUARY 2006.

Equity Compensation Plan Information

The following table provides certain information as of August 31, 2006 regarding the shares of our common stock that may be issued under our existing equity compensation plans.

C
Number of
Securities Remaining
	A		Available for
	Number of		Future Issuance
	Securities to	B	Under Equity
	be Issued	Weighted Average	Compensation Plans
	upon Exercise	Exercise Price	(Excluding Securities
	of Outstanding	of Outstanding	Reflected in
Plan Category	Options	Options	Column A)

Equity Compensation Plans Approved by Shareholders(1)	4,926,630	$16.62	3,626,844
Equity Compensation Plans Not Approved by Shareholders(2)	311,250	$21.82	389,500

Total	5,237,880	$16.80	4,016,344

(1)	Consists of the 1993 Employee Stock Option Plan, the 2001 Employee Incentive Compensation Plan and the 2005 Non-Employee Director Stock Incentive Plan. At August 31, 2006, of the number of securities remaining available for future issuance in column (C), 113,098 shares of common stock may be subject to awards under the 2005 Non-Employee Director Stock Incentive Plan and 3,513,746 shares of common stock may be subject to SARs, restricted stock and performance share awards under the 2001 Employee Incentive Compensation Plan. In accordance with SEC rules, the information in this table with respect to the 2001 Employee Incentive Compensation Plan includes the securities previously authorized for issuance. The Board has agreed, as explained under “Proposal 3 — Authorization to Remove the Restriction Upon the Issuance, Pursuant to the 2001 Employee Incentive Compensation Plan, of 1,000,000 of the 4,000,000 Shares of Our Common Stock Previously Authorized by Our Shareholders in January 2006” that 1,000,000 of the previously authorized shares will not be issued under the 2001 Employee Incentive compensation Plan, without further authorization by our shareholders.

(2)	Consists solely of the Stone & Webster Acquisition Stock Option Plan. No stock options under this plan were awarded to our directors or executive officers.

The Stone & Webster Acquisition Stock Option Plan.  The Stone & Webster Acquisition Stock Option Plan (the “S&W Plan”) was implemented by the Board of Directors effective as of July 28, 2000, solely in connection with our acquisition of substantially all of the assets of Stone & Webster, Incorporated to award non-statutory stock options to (1) some of our non-executive officers and key employees who contributed significantly to the acquisition and (ii) certain key employees of Stone & Webster who were retained by us. The S&W Plan is a non-shareholder approved plan. Stock option awards covering 1,061,000 shares of common stock were awarded at an exercise price of $21.00 per share (the fair market value per share of the common stock on the award date), and each award vests in four equal 25% annual installments beginning one year from the award date. All options are non-statutory options under Federal tax law. As of August 31, 2006, options covering 311,250 shares of common stock were outstanding under the S&W Plan, and options covering 370,250 shares had been exercised.

The Compensation Committee of the Board of Directors acts as administrator of the S&W Plan. All options under the S&W Plan are generally non-transferable other than by will or the laws of descent and distribution. All options will become fully exercisable upon the occurrence of a Change of Control as defined in the S&W Plan. A “Change of Control” is defined generally as the happening of any of the following: (1) when any person (except any shareholder who, as of January 1, 2001, owned 10% or more of the combined voting power of us) becomes the beneficial owner of 20% or more of the combined voting power of us; (2) when, during a period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the members of our Board of Directors cease for any reason other than death or disability to constitute at least a majority thereof; (3) the acquisition of us or all or substantially all of our assets by a third party; or (4) we file a report or proxy statement with the SEC disclosing that a change of control of us has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction.

In the event of a corporate transaction involving us (including any stock dividend, stock split, split-up, split-off, combination or exchange of shares, merger, consolidation, reorganization, recapitalization or other similar transactions), the Committee may adjust awards and the number of shares of common stock subject to the S&W Plan to preserve the benefits or potential benefits of awards thereunder.

The S&W Plan will terminate automatically on July 28, 2010, and the Board of Directors may suspend or terminate the S&W Plan at any earlier time. The Board of Directors may amend the S&W Plan from time to time in its sole discretion unless the amendment would, under applicable federal, state or local law, require shareholder approval. Further, no amendment may impair the rights of any participant without his or her consent. The Committee has the authority under the S&W Plan to modify, extend or renew the terms of any outstanding option grants under the S&W Plan; however, no modification to an outstanding option may be made without the participant’s consent if the modification would impair the rights or obligations of the participant thereunder.

Share issuances under the 1993 Employee Stock Option Plan, the 2001 Employee Incentive Compensation Plan and the 2005 Non-Employee Director Stock Incentive Plan will not reduce or otherwise affect the number of shares of common stock available for issuance under the S&W Plan, and share issuances under the S&W Plan will not reduce or otherwise effect the number of shares of common stock available for issuance under the 1993 Employee Stock Option Plan, the 2001 Employee Incentive Compensation Plan or the 2005 Non-Employee Director Stock Incentive Plan.

PROPOSAL 4 — APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION
AND BY-LAWS TO ELIMINATE TIME PHASE VOTING AND GIVE ALL OUTSTANDING SHARES
OF OUR COMMON STOCK ONE VOTE ON MATTERS PROPERLY SUBMITTED
TO OUR SHAREHOLDERS FOR THEIR VOTE

The Board of Directors recommends that Article IV, Section A of our articles of incorporation and Article II, Section 8(a)-(c) of our by-laws be amended so as to eliminate time phase voting and give all outstanding shares of our common stock one vote on matters properly submitted to our shareholders for their vote.

Article IV, Section A of our articles of incorporation (“Articles”) and Article II, Section 8(a)-(c) of our by-laws (“By-laws”) currently provide that each outstanding share of common stock is entitled to five votes on each matter properly submitted to the shareholders for their vote, except that each outstanding share of common stock to which there has been a change in beneficial ownership during the four years immediately preceding the record date of the vote is only entitled to one vote. These provisions then define what constitutes a change in beneficial ownership. The entire text of Article IV, Section A of the Articles is attached hereto as Annex A and the entire text of Article II, Section 8(a)-(c) of the By-laws is attached hereto as Annex B.

The proposed amendment to Section A of Article IV of the Articles and Section 8(a)-(c) of Article II of the By-laws (the “Amendment”) would eliminate the current time phased voting structure. Under the Amendment, the provisions of Section A of Article IV of the Articles would be eliminated in their entirety. A new Section A of Article IV of the Articles would replace the eliminated provisions and reads as follows:

“A. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders of the Corporation for their vote, waiver, release or other action.”

Under the Amendment, the provisions of Section 8(a)-(c) of Article II of the By-laws would be eliminated in their entirety and a new Section 8(a)-(c) of Article II of the By-laws would replace the eliminated provisions as follows:

“Section 8. Voting.

(a)	Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders of the Corporation for their vote, waiver, release or other action.

(b)	Reserved.

(c)	Reserved.”

Our current voting structure gives holders of common stock five votes for every share of common stock owned continuously for four years or more. This type of time phase voting structure is discouraged by the New York Stock Exchange under Rule 313.00 and represents a departure from a basic tenet of corporate democracy, the one share/one vote principle. Approval of this proposal would make our voting structure consistent with the prevailing voting structure for public companies.

Although our Board of Directors believes that adoption of the proposal is in the best interests of our company and our shareholders, the Board recognizes that there are disadvantages to shareholders who currently have five votes per share or who anticipate receiving five votes per share in the near future. If the proposal is approved by the requisite vote, those shareholders who have five votes per share will experience an immediate dilution of their voting power. This will reduce the ability of five-vote shareholders to influence the outcome of most matters submitted to a vote of shareholders, including the approval or disapproval of amendments to the Articles, mergers or other extraordinary transactions that may involve a change of control of us, or approval of other proposals of the Board or shareholders. On the other hand, holders of one-vote shares will experience an increase in their relative voting power.

If the proposal is adopted, we may be more susceptible to a takeover bid than it might otherwise have been because less voting control will be vested in long-term holders (including our executive management) of our common stock. The Board believes that other mechanisms already in place (such as our shareholder rights plan) can be utilized by the Board to protect the interests of our shareholders consistent with the Board’s fiduciary duties under Louisiana law.

Adoption of this proposal will effect those shares held by our directors and executive officers in the same manner as it effects the shares held by other shareholders. For all shares, including those held by our directors and executive officers, the voting power of those shares held less than four years will increase relative to the voting power of those shares held for four years or more.

The affirmative vote of holders of more than 75% of the voting power of the outstanding shares of common stock is required for approval of the proposed Amendment. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as votes against the Amendment. The enclosed form of proxy provides a means for shareholder to vote for the Amendment, to vote against the Amendment and to abstain from voting for the Amendment. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein.

If the Amendment is approved by the shareholders, the amendment to the Articles will become effective upon the filing of Articles of Amendment in accordance with the Business Corporation Law of Louisiana and the amendment to the By-laws will be effective as of January 30, 2007.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION AND BY-LAWS TO ELIMINATE TIME PHASE VOTING AND GIVE ALL OUTSTANDING SHARES OF OUR COMMON STOCK ONE VOTE ON MATTERS PROPERLY SUBMITTED TO OUR SHAREHOLDERS FOR THEIR VOTE.

PROPOSAL 5 — SHAREHOLDER PROPOSAL CONCERNING
SEVERANCE AGREEMENTS WITH EXECUTIVES

The California Public Employees’ Retirement System, P.O. Box 942707, Sacramento, California, 94219-2707, beneficial owner of approximately 250,000 shares of our common stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

RESOLVED, that the shareowners of The Shaw Group Inc. (the “Company”) amend the Company’s bylaws, in compliance with applicable law, to require that the Board of Directors (“Board”) seek shareowner ratification of any Severance Agreement with any Officer that provides Severance Benefits with a total present value exceeding 2.99 times the sum of the Officer’s base salary plus target bonus. “Severance Agreement” means any agreement that dictates what an Officer will be compensated when the Company terminates employment without cause or when there is a termination of employment following a finally approved and implemented change of control. “Severance

Benefits” means the value of all cash and non-cash benefits, including, but not limited to, the following: (i) cash benefits; (ii) perquisites, (iii) consulting fees, (iv) equity and the accelerated vesting of equity, (v) the value of “gross-up” payments, i.e., payments to off-set taxes, and (vi) the value of additional service credit or other special additional benefits under the Company’s retirement system. “Officer” means any senior executive officer. If the Board determines that it is not practicable to obtain shareowner approval of the Severance Agreement in advance, the Board may seek approval of the shareowners after the material terms of the Severance Agreement have been agreed upon. This bylaw amendment shall take effect upon adoption and apply only to Severance Agreements adopted, extended or modified after that date.

SUPPORTING STATEMENT

The Company has some of the most egregious severance and change-of-control provisions ever to catch the attention of CalPERS. According to the Company’s 2005 proxy, the Chief Executive Officer’s contract is for ten years and “automatically renews each day for ten years so that on any given day, the remaining term of such agreement is ten years.” In addition, the Chief Executive Officer’s employment agreement provides for severance and change-in-control payments in the event, among other things, the Chief Executive Officer resigns for “Good Reason.” “Good Reason” includes the “failure by the Company to elect or re-elect or to appoint or re-appoint Employee to the office of Chairman, President, and Chief Executive Officer.” Upon that occurrence the Chief Executive Officer would likely be entitled to (A) ten years’ salary and bonus, which is presently estimated to be a minimum of $34,448,000; (B) millions in accelerated stock options and similar awards; (C) a minimum cash payment of $15,770,967 (in exchange for non-compete agreement); (D) use of Company aircraft up to 150 hours per year; (E) tax gross-up payments to be paid by the Company. While the Company has not disclosed the total cost of the Chief Executive Officer’s golden parachute and it is very difficult to determine such a figure based on the Company’s disclosures, it could approach $100,000,000.

This potential payout is unpalatable given the stock performance graph in the Company’s 2005 proxy, which illustrates that $100 invested in the Company in August 2000 was worth only $75.78 in August 2005 while $100 invested on August 2000 in the S&P Smallcap 600 and the Company peer group would be worth $162.15 and $209.50, respectively.

Please vote FOR this proposal.

COMPANY RESPONSE

Our Board of Directors recommends a vote AGAINST this proposal for the following reasons:

Our Board of Directors and its Compensation Committee (the “Committee”) are fully aware of public policy concerns surrounding excessive executive compensation. However, our Board believes that its Committee must have the flexibility to provide competitive compensation programs, including severance agreements, which are crucial to attracting and retaining key executive talent in today’s market. Therefore, after extensive consideration of this proposal, our Board has concluded that its adoption will hinder its ability to recruit, motivate and reward qualified executives by restricting the use of an important compensation component.

Our Board believes its ability to attract and retain qualified employees is one of the most important issues in our industry at this time. A number of factors have contributed to robust markets and there is strong demand for management experience within the business segments in which we operate, most particularly the energy, chemical and environmental markets. We must maintain the flexibility to attract and retain executive and managerial talent to manage and execute our record backlog of projects in order to be competitive and maximize shareholder value. We are unaware of any of our competitors who has in place a By-Law provision such as that proposed by CalPERs. We strongly believe that we would be hindered in attracting top talent with such a constraint, particularly if the majority of our competitors do not have such a provision.

During fiscal year 2006, key executives were attracted to Shaw using compensation packages that included severance benefits which may have required shareholder action under the proposed CalPERS By-law amendment. Shaw’s Board of Directors is convinced that such executives would not have agreed to leave their existing employment to join Shaw if the negotiated severance benefits were not provided or were otherwise “at risk” because of the requirement for subsequent shareholder action.

Our compensation policies and procedures are structured to guard against excessive and unjustified compensation. Importantly, the Committee is composed of independent non-employee directors who recommend the compensation of the Chief Executive Officer for approval by the independent members of the Shaw Board of Directors and must approve the compensation of other executive officers. Additionally, Shaw’s compensation programs, including the severance arrangements, are evaluated by the Committee, often with input by independent executive compensation consultants. These programs have been developed to be consistent with general industry practice for companies of comparable size. The Committee devotes considerable time and effort to compensation issues, including establishing the appropriate balance among various objectives.

Contrary to CalPER’s suggestion, Mr. Bernhard’s agreement is not justification for its proposal. The Employment Agreement with Mr. Bernhard and the severance benefits set forth in that agreement were agreed upon in April 2001, after several months of negotiation, shortly after Mr. Bernhard successfully led the Company through what was at the time, the largest acquisition in the Company’s history, Stone & Webster, Inc. The Stone & Webster acquisition was a transforming event for Shaw, catapulting it into significantly larger energy and chemical markets, with a widely recognized engineering and construction “brand,” the “Stone & Webster” name. With the acquisition, Shaw became a leading engineering and construction company which placed us in direct competition with other well known firms such as Bechtel, Fluor, and Jacobs. This accomplishment, along with the company’s impressive growth and investment returns to shareholders, justified the Company to secure Mr. Bernhard’s continued employment and also to discourage competitors from actively recruiting him. The agreement satisfied the mutual best interests of the Company and Mr. Bernhard for long term employment, with a provision for financial security in the event of an unexpected change in control.

As the Company’s performance supports, the 2001 decision regarding Mr. Bernhard’s employment agreement was an appropriate one. Looking at the comparison of a cumulative total return among The Shaw Group Inc., the S&P Small Cap 600 Index (“S&P Index”) and the Russell 2000 Index, from 12/8/93 to 8/31/00 (the most recent annual data available a the time of the April 2001 Agreement), The Shaw Group Inc.’s total returns outperformed the S&P Index and the Russell 200 Index, with a 284% return for the Company and a 146% return for the S&P Index and a 135% return for the Russell 2000 Index. Further, our analysis shows that a consistent investor in the Company, making a $100 investment at the date of our initial public offering (12/8/93) and annually since then at our fiscal year end, through 8/31/00, would have accumulated $2790 compared to similar $100 investments made each year in the S&P Index, which would have accumulated $1277, in total. A similar analysis shows that a consistent investor in the Company, making $100 investments at our initial public offering and each year since, at fiscal year end, through 8/31/06, would have accumulated $3501 compared to similar $100 investments made each year in the S&P Index, which would have accumulated $3154, in total. During Mr. Bernhard’s leadership as Chief Executive Officer of the Company, at the time of the 2001 Employment agreement and consistently over the period since our initial public offering through today, Shaw has provided solid returns for its long-term consistent investors.

Nevertheless, Mr. Bernhard has proposed to reduce the number of years of his employment contract from 10 to 3. The Committee has agreed to accept this proposal and the Board is expected to concur. This places the number of years of severance payment in line with executives of other competitors in the industry. Mr. Bernhard proposed this amendment because of his analysis of what our competitors were doing and his belief that the factors which motivated his desire for a ten year contract in 2001 are no longer present. The amendment to the Employment Agreement with Mr. Bernhard incorporating this change is expected to be executed prior to the end of the calendar year.

Our Board believes that the use of employment and severance agreements for a limited group of key executives is reasonable, appropriate and necessary. Furthermore, implementation of this proposal would be costly and disruptive. Calling a special meeting of Shaw shareholders to approve severance agreements prior to their execution would be extremely expensive and is impractical for recruiting efforts in the delay that would be caused. Alternatively under the proposal, we could be required to present such agreements for shareholder ratification at each annual meeting. Our Board believes that prospective executives will not leave existing employers under such circumstances, particularly when the executive has no recourse available to him or her.

Our Board and the Committee believe that our shareholders’ interests are best served by vesting the responsibility for executive severance arrangements in our independent, non-employee directors rather than being circumscribed by rigid and arbitrary limitations reflected in this proposal.

Required Vote.  The affirmative vote of the holders of more than seventy-five percent (75%) of the voting power of the outstanding shares of common stock entitled to vote shall be required for approval of this proposal. The enclosed form of proxy provides a means for shareholder to vote “For”, “Against” or to “Abstain” on this proposal. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and certain beneficial owners of our common stock to file with the SEC reports of ownership and changes in ownership of our common stock. The reporting persons are required to furnish us with copies of all reports filed pursuant to Section 16.

Based solely upon a review of the SEC reports received by us and written representations to us from certain reporting persons, we believe that, during fiscal year 2006, all filing obligations under Section 16 applicable to the reporting persons were complied with.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during fiscal year 2006 or at present is or has been an officer or employee of Shaw or any of our subsidiaries. In addition, there are no Compensation Committee interlocks between us and other entities involving our executive officers and directors who serve as executive officers of such entities.

Auditor Services

Our consolidated financial statements for the fiscal year ended August 31, 2006, were audited by the firm of Ernst & Young LLP and such firm will remain as our independent auditor until replaced by the Board of Directors. Our Audit Committee annually considers and appoints our independent auditors. Ernst & Young LLP has served as our independent auditor since the fiscal year ended August 31, 2002. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to respond to any appropriate questions and will have the opportunity to make a statement, if so desired.

Shareholder Proposals

Any shareholder proposal to be considered by us for inclusion in the proxy materials for the 2008 Annual Meeting of Shareholders must be submitted in accordance with applicable regulations of the SEC and received by us at our principal executive offices no later than August   , 2007.

In order for a shareholder to bring any business or nominations before the Annual Meeting, certain conditions set forth in Article II, Section 7(b) of our by-laws must be complied with, including, but not limited to, the delivery of a notice to the Secretary not less than 30 nor more than 60 days in advance of the Annual Meeting, or if fewer than 40 days notice or prior disclosure of the date of the Annual Meeting is given or made to the shareholders, not later than the tenth day following the day on which the notice of the date of the Annual Meeting was mailed or the prior disclosure was made. The requirements as to the form and content of the advance notice are set forth in Article II, Section 7(b) of our by-laws, a copy of which may be obtained by contacting our Secretary at (225) 932-2500.

Confirmation of Beneficial Ownership

As described below, the number of votes that each shareholder is entitled to cast at the Annual Meeting depends on the date on which the shares were acquired and whether or not there has been a change in beneficial ownership since the date of acquisition with respect to the shareholder’s shares.

In certain cases, record ownership may change but beneficial ownership for voting purposes does not change. Our articles of incorporation state the exceptions where beneficial ownership is deemed not to have changed upon the transfer of shares of common stock.

Article IV of our articles of incorporation provides that each outstanding share of common stock entitles the holder thereof to five votes on each matter properly submitted to our shareholders for their vote, waiver, release or other action; except that no holder of outstanding shares of common stock is entitled to exercise more than one vote on any matter in respect of any shares of common stock with respect to which there has been a change in beneficial ownership during the four years immediately preceding the date on which a determination is made of our shareholders who are entitled to vote or to take any other action. A change in beneficial ownership of an outstanding share of common stock is deemed to have occurred whenever a change occurs in any person or persons who, directly or indirectly, through any contract, agreement, arrangement, understanding, relationship or otherwise has or shares any of the following:

(a)	voting power, which includes, without limitation, the power to vote or to direct the voting power of such share of common stock;

(b)	investment power, which includes, without limitation, the power to direct the sale or other disposition of such share of common stock;

(c)	the right to receive or to retain the proceeds of any sale or other disposition of such share of common stock; or

(d)	the right to receive or retain any distributions, including, without limitation, cash dividends, in respect of such share of common stock.

Without limiting the generality of the foregoing, the following events or conditions are deemed to involve a change in beneficial ownership of a share of common stock:

(a)	in the absence of proof to the contrary provided in accordance with certain procedures set forth below, a change in beneficial ownership is deemed to have occurred (1) whenever an outstanding share of common stock is transferred of record into the name of any other person, and (2) upon the issuance of shares in a public offering;

(b)	in the case of an outstanding share of common stock held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, if it has not been established pursuant to the procedures set forth below that there has been no change in the person or persons who or that direct the exercise of the rights referred to in subparagraphs (a) through (d) inclusive, of the preceding paragraph with respect to such outstanding share of common stock during the four years immediately preceding the date on which a determination is made of our shareholders entitled to vote or to take any other action, then a change in beneficial ownership of such share of common stock is deemed to have occurred during such period;

(c)	in the case of an outstanding share of common stock held of record in the name of any person as a trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act as in effect in any jurisdiction, a change in beneficial ownership is deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian, the minor for whom such custodian is acting or a change in such trustee agent, guardian or custodian; or

(d)	in the case of outstanding shares of common stock beneficially owned by a person or group of persons who, after acquiring, directly or indirectly, the beneficial ownership of 5% of the outstanding shares of common stock, fails to notify us of such ownership within 10 days after such acquisition, a change in beneficial ownership of such shares of common stock is deemed to occur on each day while the failure continues.

Notwithstanding any other provision in our articles of incorporation, to the contrary, no change in beneficial ownership of an outstanding share of common stock is deemed to have occurred solely as a result of:

(a)	any transfer of any interest in an outstanding share of common stock pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including, without limitation, a gift that is made in good faith and not for the purpose of circumventing the provisions of our articles of incorporation;

(b)	any changes in beneficiary of any trust, or any distribution of an outstanding share of common stock from trust, by reason of the birth, death, marriage or divorce of any natural person; the adoption of any natural person prior to age 18; or the passage of a given period of time or the attainment by any natural person of a specific age; or the creation or termination of any guardianship or custodial arrangement;

(c)	any appointment of a successor trustee, agent, guardian or custodian with respect to an outstanding share of common stock if neither such successor has, nor its predecessor had, the power to vote or to dispose of such share of common stock without further instructions from others;

(d)	any change in the person to whom dividends or other distributions in respect of an outstanding share of common stock are to be paid pursuant to the issuance or modification of a revocable dividend payment order;

(e)	any issuance of a share of common stock by us or any transfer by us of a share of common stock held in treasury other than in a public offering thereof, unless otherwise determined by the Board of Directors at the time of authorizing such issuance or transfer;

(f)	any giving of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(g)	any transfer, whether or not with consideration, among individuals related or formerly related by blood, marriage or adoption (“relatives”) or between a relative and any person controlled by one or more relatives where the principal purpose for the transfer is to further the estate tax planning objectives of the transferor or of relatives of the transferor;

(h)	any appointment of a successor trustee as a result of the death of the predecessor trustee (which predecessor trustee must be a natural person);

(i)	any appointment of a successor trustee who or which was specifically named in a trust instrument prior to December 8, 1993; or

(j)	any appointment of a successor trustee as a result of the resignation, removal or failure to qualify of a predecessor trustee or as a result of mandatory retirement pursuant to the express terms of a trust instrument; provided, that less than 50% of the trustees administering any single trust will have changed (including in the percentage the appointment of the successor trustee) during the four-year period preceding the appointment of such successor trustee.

All determinations concerning changes in beneficial ownership, or the absence of any change, are made by the Board of Directors or, at any time when we employ a transfer agent with respect to the shares of common stock, at our request, by the transfer agent on our behalf. In accordance with our articles of incorporation, written procedures to facilitate such determinations have been established and may be amended from time to time by the Board of Directors. Such procedures provide, among other things, the manner of proof of facts that are accepted and the frequency with which such proof may be required to be renewed. We and any transfer agent will be entitled to rely on any and all information concerning beneficial ownership of the outstanding shares of common stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither we nor any transfer agent will be charged with any other knowledge concerning the beneficial ownership of outstanding shares of common stock.

In the event of any stock split or stock dividend with respect to the outstanding shares of common stock, each share of common stock acquired by reason of the split or dividend will be deemed to have been beneficially owned by the same person from the same date as that on which beneficial ownership of the outstanding share or shares of common stock, with respect to which such share of common stock was distributed, was acquired. Each outstanding share of common stock, whether at any particular time the holder thereof is entitled to exercise five votes or one vote, must be identical to all other shares of common stock in all respects, and together the outstanding shares of common stock constitute a single class of shares.

By resolution duly adopted by the Board of Directors pursuant to the foregoing provisions of our articles of incorporation, the following procedures have been adopted for use in determining the number of votes to which a shareholder is entitled:

(a)	We may accept the written and signed statement of a shareholder to the effect that no change in beneficial ownership has occurred during the period following December 8, 2002, and until December 8, 2006, the date on which a determination is made of our shareholders who are entitled to vote or take any other action at the Annual Meeting. The statement may be abbreviated to state only the number of shares to which the shareholder is entitled to exercise five votes or one vote.

(b)	In the event our General Counsel, in his sole discretion, taking into account the standards set forth in our articles of incorporation deems any such statement to be inadequate or for any reason deems it in the best interest of us to require further evidence of the absence of change of beneficial ownership during such period preceding the record date, he may require additional evidence and, until it is provided in form and substance satisfactory to him, a change in beneficial ownership during such period will be deemed to have taken place.

(c)	Information supplementing that contemplated by paragraph (a) and additional evidence contemplated by paragraph (b) may be provided by a shareholder at any time but must be furnished at least three business days prior to any meeting of shareholders at which such shares are to be voted for any change to be effective at the meeting.

Individual shareholders of record as of December 8, 2006 (i.e., those shareholders whose shares of common stock are not held by a broker or a bank or in nominee name) are entitled to the number of votes per share as evidenced on our shareholder records. These shareholders of record may confirm to us, in accordance with the procedures set forth above, beneficial ownership in the event such shareholders believe that our shareholder records may not be accurate.

Shareholders whose shares of common stock are held by brokers or banks or in nominee name are requested to confirm to us how many of the shares they owned as of December 8, 2006, were beneficially owned on or before December 8, 2002, entitling the shareholder to five votes per share, and how many were acquired after December 8, 2002, entitling the shareholder to one vote per share. IF NO CONFIRMATION OF BENEFICIAL OWNERSHIP IS RECEIVED FROM A SHAREHOLDER AT LEAST THREE BUSINESS DAYS PRIOR TO THE ANNUAL MEETING, IT WILL BE DEEMED BY US THAT BENEFICIAL OWNERSHIP OF ALL SHARES WAS EFFECTED AFTER DECEMBER 8, 2002, AND THAT THE SHAREHOLDER WILL BE ENTITLED TO ONLY ONE VOTE FOR EACH SHARE. If a shareholder provides incorrect information, he or she may provide correct information at any time at least three business days prior to the Annual Meeting to be held on January 30, 2007.

If a shareholder has any questions concerning the foregoing procedures, the shareholder should contact our Secretary and General Counsel, Gary P. Graphia, by telephone at (225) 932-2500 (or toll free at (800) 747-3322) or by e-mailing: ir@shawgrp.com.

Other Matters

As of the date of this proxy statement, the Board of Directors knows of no other matters, which may be properly, or are likely to be, brought before the Annual Meeting. However, if any proper matters are brought before the Annual Meeting, the persons named as proxies in the enclosed form of proxy will vote thereon as the Board of Directors recommends.

Annual Report

The Annual Report to Shareholders containing our consolidated financial statements for the fiscal year ended August 31, 2006, has been mailed to shareholders prior to or with this proxy statement. However, the Annual Report to Shareholders does not form any part of the material for the solicitation of proxies.

The Annual Report to Shareholders is available on our website at http://www.shawgrp.com and upon written request by a shareholder, we will provide without charge a copy of our Annual Report on Form 10-K for the fiscal year ended August 31, 2006 (but not including exhibits), as filed with the SEC. Requests for copies of the Form 10-K should be addressed to Investor Relations, The Shaw Group Inc., 4171 Essen Lane, Baton Rouge, Louisiana 70809.

Householding of Annual Meeting Materials

The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports, proxy statements, proxy statements combined with a prospectus or any information statements provided to shareholders) to households. This method of delivery, often referred to as “householding,” permits us to send a single annual report and/or a single proxy statement to any household at which two or more different shareholders reside or we believe such shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts. In each case, the shareholder(s) must consent to the householding process. Each shareholder will continue to receive a separate notice of any meeting of shareholders and proxy card. The householding procedure reduces the volume of duplicate information you receive and reduces our expenses. We may institute householding in the future and will notify registered shareholders who will be affected by householding at that time.

Many broker/dealers and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own shares of our common stock, you may have received householding information from your broker/dealer, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our 2006 Annual Report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

BY ORDER OF THE BOARD OF DIRECTORS

Gary P. Graphia, Secretary

Baton Rouge, Louisiana
December   , 2006

ANNEX A

ARTICLE IV, SECTION A OF THE RESTATEMENT OF THE
ARTICLES OF INCORPORATION OF THE SHAW GROUP INC.

A. The designations and the powers, preferences, and rights, and the qualifications, limitations, or restrictions thereof, of shares of Common Stock of the Corporation shall be governed by the following provisions:

1. Each outstanding share of Common Stock will entitle the holder thereof to five votes on each matter properly submitted to the shareholders of the Corporation for their vote, waiver, release, or other action; except that no holder of outstanding shares of Common Stock will be entitled to exercise more than one vote on any such matter concerning any share of Common Stock with respect to which there has been a change in beneficial ownership during the four years immediately preceding the date on which a determination is made of the shareholders of the Corporation who are entitled to vote or to take any other action.

2. A change in beneficial ownership of an outstanding share of Common Stock will be deemed to have occurred whenever a change occurs in any person or persons who, directly or indirectly, through any contract, agreement, arrangement, understanding, relationship, or otherwise, has or shares any of the following:

a. voting power, which includes, without limitation, the power to vote or to direct the voting power of such share of Common Stock;

b. investment power, which includes, without limitation, the power to direct the sale or other disposition of such share of Common Stock;

c. the right to receive or to retain the proceeds of any sale or other disposition of such share of Common Stock; or

d. the right to receive or to retain any distributions, including, without limitation, cash dividends, in respect of such share of Common Stock.

3. Without limiting the generality of the foregoing, the following events or conditions will be deemed to involve a change in beneficial ownership of a share of Common Stock:

a. in the absence of proof to the contrary provided in accordance with certain procedures set forth below, a change in beneficial ownership will be deemed to have occurred (i) whenever an outstanding share of Common Stock is transferred of record into the name of any other person and (ii) upon the issuance of shares in a public offering;

b. in the case of an outstanding share of Common Stock held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, if it has not been established pursuant to the procedures set forth below that there has been no change in the person or persons who or that direct the exercise of the rights referred to in IV.A.2.a through IV.A.2.d, inclusive, above with respect to such outstanding share of Common Stock during the four years immediately preceding the date on which a determination is made of the shareholders of the Corporation entitled to vote or to take any other action, then a change in beneficial ownership of such share of Common Stock shall be deemed to have occurred during such period;

c. in the case of an outstanding share of Common Stock held of record in the name of any person as a trustee, agent, guardian, or custodian under the Uniform Gifts to Minors Act as in effect in any jurisdiction, a change in beneficial ownership will be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian, the minor for whom such custodian is acting, or a change in such trustee, agent, guardian, or custodian; or

d. in the case of outstanding shares of Common Stock beneficially owned by a person or group of persons who, after acquiring, directly or indirectly, the beneficial ownership of five percent (5%) of the outstanding shares of Common Stock, fails to notify the Corporation of such ownership within ten days after such acquisition, a change in beneficial ownership of such shares or Common Stock will be deemed to occur on each day while such failure continues.

4. Notwithstanding any other provision in the Articles of Incorporation to the contrary, no change in beneficial ownership of an outstanding share of Common Stock shall be deemed to have occurred solely as a result of:

a. any transfer of any interest in an outstanding share of Common Stock pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including, without limitation, a gift that is made in good faith and not for the purpose of circumventing the provisions of this Article;

b. any changes in beneficiary of any trust, or any distribution of an outstanding share of Common Stock from trust, by reason of the birth, death, marriage, or divorce of any natural person; the adoption of any natural person prior to age 18; or the passage of a given period of time or the attainment by any natural person of a specific age; or the creation or termination of any guardianship or custodial arrangement;

c. any appointment of a successor trustee, agent, guardian, or custodian with respect to an outstanding share of Common Stock if neither such successor has, nor its predecessor had, the power to vote or to dispose of such share of Common Stock without further instructions from others;

d. any change in the person to whom dividends or other distributions in respect of an outstanding share of Common Stock are to be paid pursuant to the issuance or modification of a revocable dividend payment order;

e. any issuance of a share of Common Stock by the Corporation or any transfer by the Corporation of a share of Common Stock held in treasury, other than in a public offering thereof, unless otherwise determined by the Board of Directors at the time of authorizing such issuance or transfer;

f. any giving of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

g. any transfer, whether or not with consideration, among individuals related or formerly related by blood, marriage, or adoption (relatives) or between a relative and any person controlled by one or more relatives where the principal purpose for the transfer is to further the estate tax planning objectives of the transferor or of relatives of the transferor;

h. any appointment of a successor trustee as a result of the death of the predecessor trustee (which predecessor trustee shall have been a natural person);

i. any appointment of a successor trustee who or which was specifically named in a trust instrument prior to December 8, 1993;

j. any appointment of a successor trustee as a result of the resignation, removal, or failure to qualify of a predecessor trustee or as a result of mandatory retirement pursuant to the express terms of a trust instrument; provided, that less than fifty percent (50%) of the trustees administering any single trust will have changed (including in such percentage the appointment of the successor trustee) during the four-year period preceding the appointment of such successor trustee.

5. For purpose of this Section IV.A, all determinations concerning changes in beneficial ownership, or the absence of any such change, are made by the Board of Directors of the Corporation or, at any time when the Corporation employs a transfer agent with respect to the shares of Common Stock, at the Corporation’s request, by such transfer agent on the Corporation’s behalf. Written procedures designated to facilitate such determinations are to be established and may be amended from time to time by the Board of Directors. Such procedures will provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Corporation and any transfer agent will be entitled to rely on any and all information concerning beneficial ownership of the outstanding shares of Common Stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Corporation nor any transfer agent shall be charged with any other knowledge concerning the beneficial ownership of outstanding shares of Common Stock.

6. In the event of any stock split or stock dividend with respect to the outstanding shares of Common Stock, each share of Common Stock acquired by reason of such split or dividend will be deemed to have been beneficially owned by the same person from the same date as that on which beneficial ownership of the outstanding share or shares of Common Stock, with respect to which such share of Common Stock was distributed, was acquired.

7. Each outstanding share of Common Stock, whether at any particular time the holder thereof is entitled to exercise five votes or one vote, shall be identical to all other shares of Common Stock in all respects, and together the outstanding shares of Common Stock will constitute a single class of shares of the Corporation.

8. When and as dividends or other distributions are declared, whether payable in cash, in property, or in securities of the Corporation, the holders of shares of Common Stock shall be entitled to share equality, share-for-share, in such dividends or other distributions, provided that if dividends or other distributions are declared which are payable in shares of Common Stock, such dividends or other distributions shall be declared payable at the same rate for all holders of Common Stock, and the dividends payable in shares of Common Stock will be payable to holders of Common Stock.

9. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of more than seventy-five percent (75%) of the voting power of Common Stock shall be required to amend, repeal, or adopt any provision inconsistent with, any provision of Section IV.A.

ANNEX B

ARTICLE II, SECTION 8(a) — (c) OF THE AMENDED AND RESTATED BY-LAWS
OF THE SHAW GROUP INC.

Section 8.  Voting.

(a) Section IV (A) of the Articles of Incorporation shall set forth the terms and methods for determining the voting of shares of common stock.

(b) Each outstanding share of Common Stock will entitle the holder thereof to five votes on each matter properly submitted to the shareholders of the Company for their vote, waiver, release, or other action; except that no holder of outstanding shares of Common Stock will be entitled to exercise more than one vote on any such matter in respect of any share of Common Stock with respect to which there has been a change in beneficial ownership during the four years immediately preceding the date on which a determination is made of the shareholders of the Company who are entitled to vote or to take any other action. A change in beneficial ownership of an outstanding share of Common Stock will be deemed to have occurred whenever a change occurs in any person or persons who, directly or indirectly, through any contract, agreement, arrangement, understanding, relationship, or otherwise has or shares any of the following.

(i) voting power, which includes, without limitation, the power to vote or to direct the voting power of such share of Common Stock;

(ii) investment power, which includes, without limitation, the power to direct the sale or other disposition of such share of Common Stock;

(iii) the right to receive or to retain the proceeds of any sale or other disposition of such share of Common Stock; or

(iv) the right to receive or to retain any distributions, including, without limitation, cash dividends, in respect of such share of Common Stock.

(c) All determinations concerning changes in beneficial ownership, or the absence of any such change, are made by the Board of the Company or, at any time when the Company employs a transfer agent with respect to the shares of Common Stock, at the Company’s request, by such transfer agent on the Company’s behalf. Written procedures designated to facilitate such determinations are to be established and may be amended form time to time by the Board. Such procedures will provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Company and any transfer agent will be entitled to rely on any and all information concernings beneficial ownership of the outstanding shares of Common Stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Company nor any transfer agent shall be charged with any other knowledge concerning the beneficial ownership of outstanding shares of Common Stock.

APPENDIX A

The Shaw Group Inc.

Audit Committee Charter
(adopted as of December 16, 2003)

Purpose

The primary purpose of the Audit Committee (the “Committee”) of The Shaw Group Inc. (the “Company”) is to (a) assist the Board of Directors (the “Board”) in the Board’s oversight of (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the Company’s systems of internal accounting and financial controls; (iv) the performance of the annual independent audit of the Company’s financial statements; (v) the independent auditor’s qualifications and independence; and (vi) the performance of the Company’s internal audit function, and (b) prepare an Audit Committee Report in conformity with rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or consultants, or incur other expenses for this purpose, which expenses the Company shall pay. The Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company. The Committee may require any officer or employee of the Company or any of its subsidiaries, the Company’s outside legal counsel, and the Company’s external auditors to meet with the Committee or any member of the Committee. The Board and the Committee are in place to represent the Company’s shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee. The Committee will report to the Board on a regular basis, and the Board shall provide an annual performance evaluation of the Committee.

Organization

The Committee shall be comprised of not less than three members of the Board, all of whom shall meet the independence and experience requirements of the New York Stock Exchange (the “NYSE”), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). At least one member of the Committee shall be an audit committee financial expert as defined by the SEC. The Board shall determine annually whether each member of the Committee is independent in accordance with the requirements described above. No member shall serve on an audit committee of more than two other public companies. Each member shall serve at the pleasure of the Board of Directors for such term or terms as the Board shall determine.

Notwithstanding the foregoing membership requirements, no action of the Committee shall be invalid by reason of any such requirement not being met at the time such action is taken.

Meetings

The Committee shall meet at least four (4) times a year. The agenda of each meeting will be prepared by the Secretary of the Committee and whenever reasonably possible, circulated to each member prior to the meeting date.

Specific Responsibilities

The Committee’s job is one of oversight and the Committee recognizes that is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting procedures (“GAAP”) and applicable rules and regulations. These are the responsibilities of the Company’s management and the Company’s independent auditors. The Company’s management is responsible for compliance with laws and regulations and compliance with the Company’s policies and procedures. Additionally, the Committee recognizes that financial management, including the internal audit staff, as well as the outside auditors, have more time, knowledge and more detailed information on the Company than do Committee members, consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the outside auditor’s work.

The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Company may diverge from this guide as appropriate given the circumstances.

General

1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2. Retain and terminate the Company’s independent auditors, which firm is ultimately accountable to the Committee and the Board.

3. Approve the fees to be paid the independent auditors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors.

4. Review the experience and qualifications of the senior members of the independent auditors team and the quality control procedures of the independent auditors. Any independent auditors selected by the Committee shall be a “registered public accounting firm” within the definition contained in Section 3 of the Sarbanes-Oxley Act of 2002, as required by law.

5. Require that the independent auditors comply with partner rotation rules of the SEC and the NYSE, however, the lead audit partner and the reviewing audit partner engaged on the Company’s account shall rotate at least every five years.

6. Pre-approve all services (including audit services, audit-related services, tax services and other services in accordance with the SEC and NYSE rules) to be performed for the Company by the independent auditors. The Committee may delegate pre-approval authority for such services to one or more members, whose decisions shall be presented to the full Committee at its scheduled meetings. Each of these services must receive specific pre-approval by the Committee unless the Committee has provided general pre-approval for such category of services in accordance with policies and procedures that comply with applicable laws and regulations.

7. Review and discuss the Company’s annual audited financial statements, the Form 10-K and proxy statement, and the Company’s quarterly financial statements with management and the independent auditors, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements. Such review and discussion must include disclosures to be made in the Company’s SEC reports under “Management’s Discussion and Analysis and Financial Condition and Results of Operations.”

8. Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as material off-balance sheet structures on to Company’s financial statements.

9. Review any analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including a disruption of any transaction as to which management obtained Statement on Auditing Standards No. 50 letters.

10. Meet periodically with management and internal auditing department to review the Company’s risk assessment as well as major financial risk exposures and the steps management has taken to monitor and control such risks.

11. Review major changes to the Company’s accounting principles and auditing practices as suggested by the independent auditors, internal auditors or management.

12. Review and discuss with financial management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided by the Company to analysts and rating agencies.

13. Obtain advice and assistance from outside legal, accounting and other advisors the Committee determines necessary to carry out its duties, without the necessity of Board approval.

14. At least annually, obtain and review reports from the independent auditor describing:

(a) the independent auditor’s internal quality control procedures;

(b) Any material issues raised by the most recent internal quality control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits conducted by the independent auditor and any steps taken to deal with any such issues; and

(c) All relationships between the independent auditor and the Company, including those relationships that may impact the independent auditors’ objectivity and independence.

After reviewing the foregoing report and the independent auditor’s work, including the nature of all services and fees provided, throughout the year, the Committee shall evaluate the independent auditor’s qualifications, performance and independence and report to the Board its findings. The Committee shall also recommend any appropriate action to the Board in response to the report of the independent auditors necessary to satisfy itself of the independence and objectivity of the independent auditors.

15. Together with the Board, discuss the performance of the independent auditor and whether it is appropriate to rotate independent auditors on a regular basis. If so determined by the Committee, recommend that the Board replace the independent auditor.

16. Review and approve the appointment and replacement of the senior internal auditing executive.

17. Review the annual internal audit plan prepared by the senior internal auditing executive and any significant deviations from the plan.

18. Review the Internal Audit Department’s responsibilities, budget and staffing.

19. Review the regular internal audit reports prepared by the Internal Audit Department (including management’s responses) and any other significant findings stemming from internal audit activities.

20. Meet with the independent auditor to review the planning and staffing of the audit.

21. Review with the independent auditors, prior to the initiation of the annual audit, the independent auditors’ process for identifying and responding to key audit and internal control risks, and the scope and approach of the audit to assure completeness of coverage of key business controls and risk areas.

22. Periodically discuss separately with management, the independent auditors and the internal auditors the adequacy and integrity of the Company’s accounting policies and procedures and internal accounting controls, the completeness and accuracy of the Company’s financial disclosure and the extent to which major recommendations made by the independent auditors or the internal auditors have been implemented or resolved.

23. Approve the formation of all offshore subsidiaries or affiliates of the Company.

24. Serve as a channel of communication between the independent auditor and the Board and/or management of the Company. The independent auditors are ultimately accountable to the Committee.

25. Instruct the independent auditor to report directly to the Committee any problems or difficulties (as defined in Statement on Auditing Standards No. 61) incurred in connection with the audit, including any restrictions on the scope of activities or access to required information, or any disagreements with management and resolve any disagreements between management and (as defined in Statement or Auditing Standards No. 61) the independent auditors regarding financial reporting.

26. Discuss with the independent auditor whether any communications are required under Section 10A of the Securities Exchange Act of 1934.

27. Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company’s subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Corporate Conduct.

28. Review with the independent auditor any management letter provided by the auditor and the Company’s response to such problems or difficulties or any such management letter.

29. Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

30. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Corporate Conduct.

31. Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

32. Meet at least quarterly with management, the internal auditors and the independent auditor in separate executive sessions.

33. In accordance with SEC and NYSE rules, establish, and monitor compliance with, clear hiring guidelines and policies for employees or former employees of the independent auditor who were engaged on the Company’s account.

34. Establish procedures for:

(a) The receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

(b) The confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

35. Obtain and review reports from the independent auditor concerning:

(a) All critical accounting policies and practices to be used; and

(b) All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

System of Internal Controls

1. Review and evaluate the effectiveness of the Company’s process for assessing significant risks or exposures and the steps management has taken to minimize such risks to the Company. Consider and review with management, the internal auditor and the independent auditors the following:

(a) The effectiveness of or weaknesses in the Company’s internal controls including the status and adequacy of management information systems and other information and security, the overall control environment and accounting and financial controls;

(b) Any disclosures provided by the Chief Executive Officer or the Chief Financial Officer to the Committee regarding (i) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data and (ii) any fraud, including that which involves management or other employees who have a significant role in the Company’s internal controls; and

(c) Any related significant findings and recommendations of the independent auditors, together with management’s response thereto, including the timetable for implementation of recommendations to correct weaknesses in internal controls.

2. Assess internal processes for determining and managing key financial statement risk areas.

3. Ascertain whether the Company has an effective process for determining risks and exposures from asserted and unasserted litigation and claims and from noncompliance with laws and regulations.

4. Review with management and the independent auditors any significant transactions that are not a normal part of the Company’s operations.

Procedural Matters

A majority of the members of the Committee will constitute a quorum. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee. The Committee will meet at such times as shall be determined by its Chairperson, or upon the request of any two of its members. The Chairperson will provide, when present, at all meetings of the Committee. The Committee will keep a record of its meetings and report on them to the Board. The Committee may meet by telephone or video conference and may take action by unanimous written consent.

Performance Criteria

The Board of Directors will establish performance criteria for the Committee and, on a regular basis, will evaluate each Committee member. Committee evaluation will include an assessment of whether the Committee has the necessary diversity of skills, backgrounds, experiences, etc. to meet the Company’s needs. Individual evaluations will include high standards for in-person-attendance at Committee meetings and consideration of absences.

APPENDIX B

THE SHAW GROUP INC.

Pre-approval of services to be provided by Independent Accountant

The Committee is required to pre-approve the engagement of the Company’s independent accountant to perform any services for the Company or its subsidiaries. This pre-approval is required to be obtained prior to the engagement of the independent accountant. The Committee has determined to categorize the services that might be performed by the independent accountant in the following list. For engagements to provide services included in “Level 1”, the Committee must pre-approve the services. For engagements to provide services included in “Level 2”, the Committee has delegated its full authority to any single member of the Committee to pre-approve these services. All services pre-approved by a single member shall be reviewed by the Committee at the following Committee meeting.

Audit Services

The Committee will pre-approve the auditors for recurring engagements annually as a matter of course. The Levels below are intended as minimums and generally would only be required for an unforeseen audit or for audit services performed outside of recurring annual audits.

Level 1

•	Audit of the annual consolidated financial statements of The Shaw Group Inc., including quarterly reviews

•	Any other audit services not specifically listed

Level 2

•	Consents to include the Independent Accountant’s report in Company filings with the SEC

•	Comfort letters

•	Statutory audits of foreign subsidiaries

•	Audits of wholly-owned consolidated entities (e.g., Shaw Constructors for State Contractors’ licenses)

Audit Related Services

Level 1

•	Audits of Employee Benefit Plans

•	Due diligence related to Mergers & Acquisition when fees exceed $200,000

•	Internal control reviews

•	Any other audit related services not specifically listed

Level 2

•	Due diligence related to Mergers & Acquisitions when fees do not exceed $200,000

•	Accounting assistance & audits in connection with proposed or consummated acquisitions when fees do not exceed $200,000

•	Consultation concerning financial accounting and reporting standards when fees do not exceed $200,000

B-1

Tax Services

Level 1

•	Tax compliance services related to the consolidated Shaw Group Federal tax return

•	Any other tax services not specifically listed

Level 2

•	Tax payment planning services when fees do not exceed $200,000

•	Tax consultation and tax planning services when fees do not exceed $200,000

Other Services

Level 1

•	Any other services when fees exceed $100,000

Level 2

•	Any other services when fees do not exceed $100,000

Note:  The Committee recognizes that for certain engagements, such as due diligence assistance related to mergers and acquisitions, the total fees are usually unknown. In these circumstances, a single engagement may be pre-approved at Level 2, and then as it becomes apparent that the fees will exceed he Level 2 limitations, a Level 1 “pre-approval” will need to be obtained. This provision is a practical recognition that certain engagements will require pre-approval in a very short time frame, while providing a reasonable limitation to ensure Level 2 pre-approval is provided for larger, more material engagements.

B-2

APPENDIX C

THE SHAW GROUP INC.

2001 EMPLOYEE INCENTIVE COMPENSATION PLAN
(as amended and restated through April 6, 2006)

1.	Purpose of Plan.

The Shaw Group Inc. 2001 Employee Incentive Compensation Plan has been established by the Company to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify participants’ interests with those of the Company’s other shareholders through compensation that is based on the Common Stock thereby promoting the long-term financial interest of the Company and its Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

2.	Definitions.

Unless otherwise required by the context, the following terms when used in the Plan shall have the meanings set forth in this Section 2:

(a) “Agreement”: An agreement evidencing an Award in such form as adopted from time to time by the Committee pursuant to the Plan.

(b) “Award”: Any award or benefit granted under the Plan, including without limitation, the grant of Options, SARs, Restricted Stock, Performance Shares or Incentive Bonuses, or any combination thereof, under the Plan.

(c) “Board of Directors”: The Board of Directors of the Company.

(d) “Cause”: For purposes of the Plan, whether the termination of a Participant’s employment shall have been for Cause shall be determined by the Committee in its sole discretion, if said Participant has: (i) been convicted of, or has pleaded guilty or nolo contendere to a charge that he committed a felony under the laws of the United States or any state or a crime involving moral turpitude, including but not limited to fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company or its Subsidiaries; (ii) perpetrated a fraud against, or theft of property of the Company or any of its Subsidiaries; (iii) committed acts amounting to gross negligence, intentional neglect or willful misconduct in carrying out his duties and responsibilities as an employee of the Company or one or more of its Subsidiaries; (iv) willfully or persistently failed to attend to his duties as an employee of the Company or one or more of its Subsidiaries; or (v) as a result of his gross negligence or willful misconduct, committed any act that causes, or has knowingly failed to take reasonable and appropriate action to prevent, any material injury to the financial condition or business reputation of the Company or any of its Subsidiaries.

(e) “Change of Control”: For the purposes of the Plan, the term Change in Control shall mean the happening of any of the following:

(i) any “person” as defined in Section 3(a)(9) of the Exchange Act, and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act (but excluding any shareholder of record of the Company as of January 1, 2000, owning 10% or more of the combined voting power of the Company’s securities which are entitled to vote in the election of directors of the Company) directly or indirectly becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities which are entitled to vote with respect to the election of directors;

(ii) When, during any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason other than death or disability to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by operation of this provision;

(iii) The acquisition of the Company or all or substantially all of the Company’s assets by an entity other than the Company (or a Subsidiary) through purchase of assets, or by merger, or otherwise, except in the case of a transaction pursuant to which, immediately after the transaction, the Company’s shareholders immediately prior to the transaction own immediately after the transaction at least a majority of the combined voting power of the surviving entity’s then outstanding securities which are entitled to vote with respect to the election of directors of such entity; or

(iv) The Company files a report or proxy statement with the Commission pursuant to the Exchange Act disclosing in response to Form 8-K, Form 10-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction.

(f) “Code”: The Internal Revenue Code of 1986, as amended from time to time.

(g) “Commission”: The Securities and Exchange Commission.

(h) “Committee”: The Compensation Committee of the Board of Directors or such other committee appointed by the Board of Directors which meets the requirements set forth in Section 14.1 hereof.

(i) “Company”: The Shaw Group Inc., a Louisiana corporation.

(j) “Consultant”: Any professional advisor to the Company or its Subsidiaries as well as any employee, officer or director of a corporation that serves as an advisor, consultant or independent contractor to the Company or its Subsidiaries. The term “Consultant” shall not, however, include any director, officer or employee of the Company or its Subsidiaries.

(k) “Effective Date”: The date on which the Plan shall become effective as set forth in Section 16 hereof.

(l) “Exchange Act”: The Securities Exchange Act of 1934, as amended, together with all regulations and rules issued thereunder.

(m) “Exercise Price”: (i) In the case of an Option, the price per Share at which the Shares subject to such Option may be purchased upon exercise of such Option and (ii) in the case of an SAR, the price per Share which upon grant, the Committee determines shall be used in calculating the aggregate value which a Participant shall be entitled to receive upon exercise of such SAR.

(n) “Fair Market Value”: As applied to a specific date, the fair market value of a Share on such date as determined in good faith by the Committee in the following manner:

(i) If the Shares are then listed on any national or regional stock exchange, the Fair Market Value shall be the last quoted sales price of a Share on the date in question, or if there are no reported sales on such date, on the last preceding date on which sales were reported;

(ii) If the Shares are not so listed, then the Fair Market Value shall be the mean between the bid and ask prices quoted by a market maker or other recognized specialist in the Shares at the close of the date in question; or

(iii) In the absence of either of the foregoing, the Fair Market Value shall be determined by the Committee in its absolute discretion after giving consideration to the book value, the revenues, the earnings history and the prospects of the Company in light of market conditions generally.

The Fair Market Value determined in such manner shall be final, binding and conclusive on all parties.

(o) “Incentive Bonus”: An Award granted pursuant to Section 8 of the Plan.

(p) “ISO”: An Option intended to qualify as an “incentive stock option,” as defined in Section 422 of the Code or any statutory provision that may replace such Section and designated as an incentive stock option by the Committee.

(q) “Officer”: An officer of the Company or its Subsidiaries meeting the definition of “officer” in Rule 16a-1(f) (or any successor provision) promulgated by the Commission under the Exchange Act.

(r) “NQSO”: An Option not intended to be an ISO and designated as a nonqualified stock option by the Committee.

(s) “Option”: Any ISO or NQSO granted under the Plan.

(t) “Participant”: An officer or other employee of or Consultant to the Company or any of its Subsidiaries who has been granted an Award under the Plan.

(u) “Performance Measures”: The Performance Measures described in Section 9.1 of the Plan.

(v) “Performance Period”: For the purposes of the grant of Performance Shares, the time period during which the applicable performance goal(s) must be met.

(w) “Performance Shares”: An Award granted pursuant to Section 7 of the Plan.

(x) “Plan”: This The Shaw Group Inc. 2001 Employee Incentive Compensation Plan, as the same may be amended from time to time.

(y) “Related”: (i) In the case of an SAR, an SAR that is granted in connection with, and to the extent exercisable, in whole or in part, in lieu of, an Option or another SAR; and (ii) in the case of an Option, an Option with respect to which and to the extent an SAR is exercisable, in whole or in part, in lieu thereof, has been granted.

(z) “Restricted Stock”: Shares which have been awarded to a Participant under Section 6 hereof.

(aa) “Restriction Period”: The time period during which Restricted Stock awarded under the Plan must be held before it becomes fully vested, unless additional conditions have been placed upon the vesting thereof.

(bb) “SAR”: A stock appreciation right awarded to a Participant under Section 5.3 hereto.

(cc) “Shares”: Shares of the Company’s authorized but unissued or reacquired no par value per share common stock, or such other class or kind of shares or other securities as may be applicable pursuant to the provisions of Section 4.4 hereof.

(dd) “Subsidiary”: Any “subsidiary corporation” of the Company, as such term is defined in Section 424(f) of the Code.

3.	Participation.

Participants shall be selected by the Committee from the officers (whether or not they are directors), employees of the Company or its Subsidiaries (either full or part-time) and Consultants. An Award may be granted to an employee, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or the Subsidiaries, provided that such Awards shall not become vested prior to the date the employee first performs such services.

4.	Shares Subject to Plan.

4.1  Shares Subject to the Plan.  The maximum number of Shares that may be delivered to Participants and their beneficiaries pursuant to the Plan shall be equal to 9.5 million shares of Common Stock. The limitations established by the preceding sentence shall be subject to adjustment as provided in Section 4.4 of the Plan.

4.2  Accounting for Number of Shares.  For purposes of determining the aggregate number of Shares available for delivery to Participants pursuant to the Plan, any Shares granted under the Plan which are forfeited back to the Company because of the failure to meet an award contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan. Any Shares covered by an Award (or portion of an Award) granted under the Plan, which is forfeited or canceled, expires or is settled in cash, shall be deemed not to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Likewise, if any Option is exercised by tendering Shares to the Company as full or partial payment in connection with the exercise of an Option under this Plan or the Prior Plan, only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Further, Shares issued under the Plan through the settlement, assumption or substitution of outstanding Awards or obligations to grant future Awards as a result of acquiring another entity shall not reduce the maximum number of Shares available for delivery under the Plan.

4.3  Maximum Total Option and SAR Awards.  Notwithstanding the provisions of Section 4.1, over the term of the Plan, the total number of Shares that may be issued upon exercise of all Options and SARs granted under the Plan shall not exceed 9.5 million shares of Common Stock (as adjusted to reflect a two-for-one Common Stock split distributed on December 15, 2000). The limitations in this Section 4.3 shall be subject to adjustment as provided in Section 4.4 below.

4.4  Adjustments.  In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, or other similar transactions or award), the Committee may adjust Awards as well as the total number of shares subject to the Plan to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of Shares (or other securities or property) which may be delivered under the Plan; (ii) adjustment of the number and kind of Shares (or the securities or property) subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable, in its sole discretion.

5.	Awards of Options and SARs.

5.1  General Terms and Conditions.  The Committee shall have full and complete authority and discretion, except as expressly limited by the Plan, to grant Options and SARs and to provide any and all terms and conditions (which need not be identical among the Participants) thereof. In particular, the Committee shall prescribe the following terms and conditions:

(a) The Exercise Price of the Option or SAR, which may not be less than 100% of the Fair Market Value per Share at the date of grant of the Option or SAR;

(b) The number of Shares subject to, and the expiration date of, the Option or SAR;

(c) The manner, time and rate (cumulative or otherwise) of exercise of the Option or SAR; provided, however, that except as otherwise specified in the Plan, no Option or SAR awarded to a Participant who is an Officer shall expressly provide for exercise prior to the expiration of six months from the date of grant; and

(d) The restrictions or conditions (such as performance goals), if any, to be placed upon the Option or SAR, the exercisability of the Option or SAR or upon the Shares which may be issued upon exercise of the Option or SAR. The Committee may, as a condition of granting an Option or SAR, require that a Participant agree not to thereafter exercise one or more Options or SARs previously granted to such Participant.

5.2  Maximum Award of Options and SARs.  The number of Shares that may be allotted by the Committee pursuant to Options and SARs awarded to any individual Participant shall not exceed, in any fiscal year, 2.0 million Shares (as adjusted to reflect a two-for-one Common Stock Split distributed on December 15, 2000) (subject to further adjustment pursuant to Section 4.4 of the Plan). If an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a Share cancels the tandem SAR or Option right, respectively, with respect to such Share, the tandem Option and SAR rights with respect to such Share shall be counted as covering but one Share for purposes of applying the limitations of this Section 5.2.

5.3  SAR Awards.

(a) Grant of SARs.  An SAR shall, upon its exercise, entitle the Participant to whom such SAR was granted to receive a number of Shares or cash or combination thereof, as the Committee in its discretion shall determine, the aggregate value of which (i.e., the sum of the amount of cash and/or Fair Market Value of such Shares on date of exercise) shall equal the amount by which the Fair Market Value per Share on the date of such exercise shall exceed the Exercise Price of such SAR multiplied by the number of Shares with respect of which such SAR shall have been exercised. An SAR may be related to an Option or may be granted independently of an Option, as the Committee shall from time to time in each case determine. A Related SAR may be granted at the time of grant of an Option or, in the case of an NQSO, at any time thereafter during the term of the NQSO.

(b) Related SARs.  The Exercise Price of a Related SAR shall be the same as the Exercise Price of the Related Option. A Related SAR shall be exercisable only at such time or times and only to the extent that the Related Option is exercisable and then only when the Fair Market Value per Share on the date of exercise exceeds the Exercise Price. A Related SAR shall expire no later than the Related Option. Upon exercise of a Related SAR, in whole or in part, the Related Option shall be cancelled automatically to the extent of the number of Shares covered by such exercise, and such Shares shall no longer be available for delivery pursuant to future Awards. Conversely, if the Related Option is exercised, in whole or in part, the Related SAR shall be cancelled automatically to the extent of the number of Shares covered by the Option exercise.

5.4  Exercise of Options and SARs.

(a) General Exercise Rights.  Except as provided in Section 5.9, an Option or SAR ranted under the Plan shall be exercisable during the lifetime of the Participant to whom such Option or SAR was granted only by such Participant, and except as provided in Section 5.4(c) and Section 5.9 hereof, no Option or SAR may be exercised unless at the time such Participant exercises such Option or SAR, such Participant is an employee of and has continuously since the grant thereof been an employee of, the Company or an any of its Subsidiaries. Transfer of employment between Subsidiaries or between Subsidiary and the Company shall not be considered an interruption or termination of employment for any purpose under this Plan. Neither shall a leave of absence at the request, or with the approval, of the Company or Subsidiary be deemed an interruption or termination of employment, so long as the period of such leave does not exceed 90 days, or, if longer, so long as the Participant’s right to re-employment with the Company or Subsidiary is guaranteed by contract. An Option or SAR also shall contain such conditions upon exercise (including, without limitation, conditions limiting the time of exercise to specified periods) as may be required to satisfy applicable regulatory requirements, including, without limitation, Rule 16b-3 (or any successor rule) promulgated by the Commission.

(b) Notice of Exercise.  An Option or SAR may not be exercised with respect to less than 100 Shares, unless the exercise relates to all Shares covered by the Option or SAR at the date of exercise. An Option or SAR may be exercised by delivery of a written notice to the Company, which shall state the election to exercise the Option or SAR and the number of whole Shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option or SAR. In the case of an exercise of an Option or SAR, such notice shall either: (i) if applicable, be accompanied by payment of the full Exercise Price and all applicable withholding taxes, in which event the Company shall deliver any certificate(s) representing Shares to which the Participant is entitled as a result of the exercise as soon as practicable after the notice has been received; or (ii) fix a date (not less than 5 nor more than 15 business days from the date such notice has been received by the Company) for the payment of the full Exercise Price and all applicable withholding taxes, against delivery by the Company of any certificate(s) representing Shares to which the Participant is entitled to receive as a result of the exercise. Payment of such Exercise Price and withholding taxes shall be made as provided in Sections 5.4(d) and 13, respectively. In the event the Option or SAR shall be exercised pursuant to Section 5.4(c)(i) or Section 5.9 hereof, by any person or persons other than the Participant, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option or SAR.

(c) Exercise after Termination of Employment.  Except as otherwise determined by the Committee at the date of grant of the Option or SAR and as is provided in the applicable Agreement evidencing the Award, upon termination of a Participant’s employment with the Company or any of its Subsidiaries, such Participant (or in the case of death, the person(s) to whom the Option is transferred by will or the laws of descent and distribution) may exercise such Option or SAR during the following periods of time (but in no event after the expiration date of such Option or SAR) to the extent that such Participant was entitled to exercise such Option or SAR (or portion thereof) at the date of such termination (i.e., the Option or SAR (or portion thereof) must be “vested” at the time of termination to be exercisable thereafter):

(i) In the case of termination as a result of death, disability or retirement of the Participant, the Option or SAR shall remain exercisable for a one-year period following such termination; for this purpose, “disability” shall exist when the Participant is unable to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Committee in its sole discretion, and “retirement” shall mean voluntary retirement at or after the Participant’s normal retirement date as determined by the Committee in its sole discretion;

(ii) In the case of termination for Cause, the Option shall immediately terminate and shall no longer be exercisable; and

(iii) In the case of termination for any reason other than those set forth in subparagraphs (i) and (ii) above, the Option or SAR shall remain exercisable for three months after the date of termination.

To the extent the Option or SAR is not exercised within the foregoing periods of time, the Option or SAR shall automatically terminate at the end of the applicable period of time. Notwithstanding the foregoing provisions, failure to exercise an ISO within the periods of time prescribed under Sections 421 and 422 of the Code shall cause an ISO to cease to be treated as an “incentive stock option” for purposes of Section 421 of the Code.

(d) Payment of Option Exercise Price.  Upon the exercise of an Option, payment of the Exercise Price shall be made either (i) in cash (by a certified check, bank draft or money order payable in United States dollars), (ii) with the consent of the Committee and subject to Section 5.4(e) hereof, by delivering the Participant’s duly-executed promissory note and related documents, (iii) with the consent of the Committee, by delivering Shares already owned by the Participant valued at Fair Market Value as of the date of exercise, (iv) with the consent of the Committee, by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of such shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sales proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise, or (v) by a combination of the foregoing forms of payment.

(e) Payment with Loan.  The Committee may, in its sole discretion, assist any Participant in the exercise of one or more Options granted to such Participant under the Plan by authorizing the extension of a loan to such Participant from the Company. Except as otherwise provided in this Section 5.4(e), the terms of any loan (including the interest rate and terms of repayment) shall be established by the Committee in its sole discretion. Any such loan by the Company shall be with full recourse against the Participant to whom the loan is granted, shall be secured in whole or in part by the Shares so purchased, and shall bear interest at a rate not less than the minimum interest rate required at the time of purchase of the Shares in order to avoid having imputed interest or original issue discount under Sections 483 or 1272 of the Code. In addition, any such loan by the Company shall become immediately due and payable in full, at the option of the Company, upon termination of the Participant’s employment with the Company or its Subsidiaries for any reason or upon the sale of any Shares acquired with such loan to the extent of the cash and fair market value of any property received by the Participant in such sale. The Committee may make arrangements for the application of payroll deductions from compensation payable to the Participant to amounts owing to the Company under any such loan. Until any loan by the Company under this Section 5.4(e) is fully paid in cash, the Shares shall be pledged to the Company as security for such loan and the Company shall retain physical possession of the stock certificates evidencing the Shares so purchased together with a duly executed stock power for such Shares. No loan shall be made hereunder unless counsel for the Company shall be satisfied that the loan and the issuance of Shares funded thereby will be in compliance with all applicable federal, state and local laws, and such counsel shall be consulted prior to the funding of any such loan.

5.5  Settlement of Awards of Options and SARs.  Settlement of Awards of Options and SARs is subject to Section 10.

5.6  Options or SARs Awarded to Consultants.  Any provision of this Section 5 to the contrary notwithstanding, (i) an Option or SAR may be exercised at any time by a Participant who is a Consultant during the applicable period in the manner provided in Section 5.4(b) above; provided, that in the event of the death of a Participant who is a Consultant, the Option or SAR may be exercised by the executors or administrators of the estate of such Consultant or by the person or persons who shall have acquired the Option or SAR directly by bequest or inheritance; and (ii) the Exercise Price for an Option or SAR awarded to a Consultant must be paid in cash (by a certified check, bank draft of money order).

5.7  Rights as a Shareholder.  A Participant shall have no rights as a shareholder with respect to any Shares issuable on exercise of an Option or SAR until the date of the issuance of a stock certificate to the Participant for such Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 4.4 hereof.

5.8  Special Provisions for ISOs.

Any provision of the Plan to the contrary notwithstanding, the following special provisions shall apply to all ISOs granted under the Plan:

(a) The Option must be expressly designated as an ISO by the Committee and in the Agreement evidencing the Option;

(b) No ISO shall be granted more than ten years from the Effective Date of the Plan and no ISO shall be exercisable more than ten years from the date such ISO is granted;

(c) The Exercise Price of any ISO shall not be less than the Fair Market Value per Share on the date such ISO is granted;

(d) Any ISO shall not be transferable by the Participant to whom such ISO is granted other than by will or the laws of descent and distribution and shall be exercisable during such Participant’s lifetime only by such Participant;

(e) No ISO shall be granted to any individual who, at the time such ISO is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary unless the Exercise Price of such ISO is at least 110% of the Fair Market Value per Share at the date of grant and such ISO is not exercisable after the expiration of five years from the date such ISO is granted;

(f) The aggregate Fair Market Value (determined as of the time any ISO is granted) of any Company stock with respect to which any ISOs granted to a Participant are exercisable for the first time by such Participant during any calendar year (under this Plan and all other stock option plans of the Company and any of its Subsidiary and any predecessor of any such corporations) shall not exceed $100,000 as required under Section 422(d)(i) of the Code. (To the extent the $100,000 limit is exceeded, the $100,000 in Options, measured as described above, granted earliest in time will be treated as ISOs); and

(g) any other terms and conditions as may be required in order that the ISO qualifies as an “incentive stock option” under Section 422 of the Code or successor provision.

Notwithstanding the provisions of Section 5.4(c)(i), the favorable tax treatment available pursuant to Section 422 of the Code upon the exercise of an ISO will not be available to a Participant who exercises any ISO more than (i) 12 months after the date of termination of employment due to the Participant’s disability, or (ii) three months after the date of termination of employment due to retirement of the Participant.

5.9  Limited Transferability.  No Option or SAR, nor any interest therein, may be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee shall have the discretionary authority to grant NQSOs and SARs (that are not Related to an ISO) that are transferable by the Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members, or a partnership in which such family members were the only partners. The holder of an NQSO or SAR transferred pursuant to this Section 5.9 shall be bound by the terms and conditions that govern the NQSO or SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the NQSO or SAR except by will or the laws of descent and distribution.

6.	Restricted Stock.

6.1  General Terms/Conditions.  The Committee may, in its discretion, grant one or more Awards of Restricted Stock to any Participant. Each Award of Restricted Stock shall be evidenced by an Agreement which shall specify the number of Shares to be issued to the Participant, the date of such issuance, the price, if any, to be paid for such Shares by the Participant, the Restriction Period and any other conditions imposed on such Shares as the Committee, in its discretion, shall determine. Notwithstanding the foregoing, the Committee shall impose upon each Award of Restricted Stock made after April 6, 2006, a minimum Restriction Period of three (3) years provided that over such three (3) year period, vesting of the Award may be in three (3) equal annual installments of 33 1/3% each, beginning one (1) year from the date of grant; provided, however, that such minimum Restriction Period shall not apply to Restricted Stock Awards made in connection with a Participant’s hiring by the Company or any of its Subsidiaries. Restricted Stock Awards made in connection with a Participant’s hiring and not subject to the three-year minimum Restricted Period shall not, in the aggregate, exceed five (5%) percent of the total number of Shares reserved for issuance under the Plan.

6.2  Maximum Award of Restricted Stock.  The maximum number of Shares that may be allotted by the Committee pursuant to Restricted Stock awarded to any individual Participant shall not exceed, in any fiscal year, 300,000 Shares (subject to further adjustment as provided in Section 4.4 of the Plan).

6.3  Restrictions and Forfeitures.

(a) Shares included in Restricted Stock Awards may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, either voluntarily or involuntarily, until such Shares have fully vested.

(b) Participants holding shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Restriction Period. During the Restriction Period, Participants holding shares of Restricted Stock granted hereunder may be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock is designed to comply with one or more of the Performance Measures set forth in Section 9.1, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Stock, such that the dividends and/or the Restricted Stock maintain eligibility under Section 162(m) of the Code.

(c) In the event that the Participant shall have paid any cash for the Restricted Stock, the Agreement shall specify whether and to what extent such cash shall be returned upon a forfeiture (with or without an earnings factor).

(d) The Restricted Stock shall be evidenced by a stock certificate registered only in the name of the Participant, which stock certificate shall be held by the Company until the Restricted Stock has fully vested.

(e) The occurrence of any of the following events shall cause the immediate vesting of the Restricted Stock:

(i) the death of the Participant;

(ii) the retirement of the Participant on or after the Participant’s normal retirement date;

(iii) the disability of the Participant.

For the purposes of this Subsection, the term “disability” shall be defined as such term is defined in Section 5.4(c)(i). Notwithstanding the foregoing, to the extent a condition(s) other than a Restriction Period has been imposed by the Committee upon the Restricted Stock, the occurrence of the foregoing shall not cause immediate vesting unless and until such condition(s) has been met.

(f) A Restricted Stock Award shall be entirely forfeited by the Participant in the event that prior to vesting, the Participant breaches any terms or conditions of the Plan, the Participant resigns from or is terminated by the Company, or any condition(s) imposed upon vesting are not met.

6.4  Legend on Certificates.  Each certificate evidencing a Restricted Stock Award under the Plan shall be registered in the name of the Participant and deposited by the Participant, together with a stock power endorsed in blank, with the Company and shall bear the following (or a similar) legend:

“The transferability of this certificate and the shares of Common Stock represented hereby are subject to the terms and conditions (including forfeiture) contained in The Shaw Group Inc. 2001 Employee Incentive Compensation Plan and a Restricted Stock Agreement entered into between the registered owner and The Shaw Group Inc. Copies of such Plan and Agreement are on file in the offices of the Secretary of The Shaw Group Inc., 4171 Essen Lane, Baton Rouge, Louisiana 70809.”

6.5  Section 83(b) Elections.  Within 30 days after the issuance of shares of Restricted Stock to a Participant under the Plan, the Participant shall decide whether or not to file an election pursuant to Section 83(b) of the Code and Treasury Regulation Section 1.83-2 (and state law counterparts) with respect to such Restricted Stock. If the Participant does file such an election, the Participant shall promptly furnish the Company with a copy of such election.

7.	Performance Shares.

7.1  Grant of Performance Shares.  Subject to the terms of the Plan, Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee, provided that no more than 50,000 Shares (as adjusted to reflect a two-for-one Common Sock split distributed on December 15, 2000) (subject to further adjustment as provided in Section 4.4 of the Plan) may be subject to any Performance Share Awards granted to any individual Participant in any fiscal year.

7.2  Value of Performance Shares.  Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Shares that will be paid out to the Participant.

7.3  Earning of Performance Shares.  Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Shares shall be entitled to receive payout on the number and value of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

7.4  Form and Timing of Payment of Performance Shares.  Payment of earned Performance Shares shall be made in a single lump sum following the close of the applicable Performance Period. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Shares in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Agreement pertaining to the grant of the Award of Performance Shares.

At the discretion of the Committee, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 6 hereof). In addition, Participants may, at the discretion of the Committee, be entitled to exercise their voting rights with respect to such Shares.

7.5  Termination of Employment Due to Death, Disability, or Retirement.  Unless determined otherwise by the Committee and set forth in the Agreement evidencing an Award of Performance Shares, in the event the employment of a Participant is terminated by reason of death, disability, or retirement during a Performance Period, the Participant or his legal representative shall receive a payout of the Performance Shares which is prorated, as specified by the Committee, in its sole discretion. For purposes of this Section 7.5, the term “disability” shall be defined as such term is defined in Section 5.4(c)(i).

Payment of earned Performance Shares shall be made at a time specified by the Committee in its sole discretion and set forth in the Agreement evidencing such Award. Notwithstanding the foregoing, with respect to Performance Shares that have been awarded with the intention of qualifying as “performance-based compensation” under Section 162(m) of the Code to a Participant who retires during a Performance Period, payment shall be made pursuant to such Performance Share Award at the same time as payments are made to Participants who did not terminate employment during the applicable Performance Period.

7.6  Termination of Employment for Other Reasons.  In the event that a Participant’s employment terminates for any reason other than those reasons set forth in Section 7.5 above, all Performance Shares shall be forfeited by the Participant to the Company unless determined otherwise by the Committee, as set forth in the Agreement evidencing such Award.

7.7  Non-Transferability.  Except as otherwise provided in an Agreement evidencing such Award of Performance Shares, Performance Shares may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, either voluntarily or involuntarily, until such Performance Shares have fully vested. Further, except as otherwise provided in an Agreement evidencing such Award of Performance Shares, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

8.	Incentive Bonuses.

8.1  Awards of Incentive Bonuses.  The Committee shall have the discretionary authority to designate Participants to whom Incentive Bonuses are to be paid. Incentive Bonuses shall be determined exclusively by the Committee pursuant to procedures established by the Committee; provided, however, that for any fiscal year, no individual Participant may receive Incentive Bonuses aggregating more than $5 million.

8.2  Terms and Conditions.  The Committee, at the time an Incentive Bonus is made, shall specify the terms and conditions that govern the granting thereof. Such terms and conditions may include, by way of example and not limitation, requirements that the Participant complete a specified period of employment with the Company or a Subsidiary, or that the Company or Subsidiary or the Participant attain stated objectives or goals as a prerequisite to payment under an Incentive Bonus. The Committee, at the time the Incentive Bonus is granted shall also specify what amount shall be payable under the Incentive Bonus and whether amounts shall be payable in the event of the Participant’s death, disability or retirement.

8.3  Settlement of Incentive Bonuses.  Settlement of Incentive Bonuses is subject to Section 1

9.	Performance-Based Compensation.

9.1  Performance Measures.  The Committee may designate whether an Award being granted to any Participant is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such Awards designated by the Committee to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Measures, to the extent required by Code Section 162(m). The Performance Measures that may be used by the Committee for such Awards shall be based on any one or more of the following, as selected by the Committee:

(a) Earnings per share;

(b) Net income (before or after taxes);

(c) Return measures (including, but not limited to, return on assets, capital, equity or sales);

(d) Earnings before or after taxes;

(e) Share price (including, but not limited to, growth measure and total shareholder return);

(f) Gross revenues;

(g) Working capital measures; or

(h) Backlog.

For Awards under this Section 9 intended to be “performance-based compensation”, (i) the grant of the Awards and the establishment of the Performance Measures shall be made during the period required by Section 162(m) of the Code and (ii) the Committee shall certify in writing that the Performance Measure has been met. The Committee shall have the discretion to define the Performance Measures on a corporation or subsidiary or business division basis or in comparison with peer group performance.

9.2  Board Authority.  In the event that applicable tax and/or securities laws change to permit the Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Board of Directors of the Company shall have the sole discretion to make changes in the Performance Measures without shareholder approval.

10.	Settlement of Awards.

The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Common Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine, in its sole discretion. Satisfaction of any such obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions, and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

11.	Consultants.

An Award made to a Consultant hereunder must be supported by bona fide services actually rendered by the Company to the Consultant. However, in no event shall an Award be made to a Consultant (i) for services rendered by the Consultant in connection with the offer or sale of securities in a capital raising transaction or (ii) who directly or indirectly promotes or maintains a market for the Company’s securities.

12.	Government Regulations.

This Plan, the granting of Awards under this Plan and the issuance or transfer of Shares (and/or the payment of money) pursuant thereto are subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency (including without limitation “no action” positions of the Commission) which may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Without limiting the generality of the foregoing, no Awards may be granted under this Plan, and no Shares shall be issued by the Company, pursuant to or in connection with any such Award, unless and until, in each such case, all legal requirements applicable to the issuance or payment have, in the opinion of counsel to the Company, been complied with. In connection with any stock issuance or transfer, the person acquiring the Shares shall, if requested by the Company, give assurances satisfactory to counsel to the Company in respect of such matters as the Company may deem desirable to assure compliance with all applicable legal requirements. The Company shall not be required to deliver any Shares under the Plan prior to (i) the admission of such Shares to listing or for quotation on any stock exchange or automated quotation system on which Shares may then be listed or quoted, and (ii) the completion and effectiveness of such registration or other qualification of such Shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

13.	Tax Withholding.

The Company shall have the right to withhold from amounts due Participants, or to collect from Participants directly, the amount which the Company deems necessary to satisfy any taxes required by law to be withheld at any time by reason of participation in the Plan, and the obligations of the Company under the Plan shall be conditional on payment of such taxes. The Participant may, prior to the due date of any taxes, pay such amounts to the Company in cash, or with the consent of the Committee, in Shares (which shall be valued at their Fair Market Value on the date of payment). There is no obligation under this Plan that any Participant be advised of the existence of the tax or the amount required to be withheld. Without limiting the generality of the foregoing, in any case where it determines that a tax is or will be required to be withheld in connection with the issuance or transfer or vesting of Shares under this Plan, the Company may pursuant to such rules as the Committee may establish, reduce the number of such Shares so issued or transferred by such number of Shares as the Company may deem appropriate in its sole discretion to accomplish such withholding or make such other arrangements as it deems satisfactory. Notwithstanding any other provision of this Plan, the Committee may impose such conditions on the payment of any withholding obligation as may be required to satisfy applicable regulatory requirements, including, without limitation, Rule 16b-3 (or successor provision) promulgated by the Commission.

14.	Administration of Plan.

14.1  The Committee.  The Plan shall be administered by the Committee, which shall be comprised of two or more members of the Board of Directors, each of whom shall be a “Non-Employee Director” as defined in Rule 16b-3(b)(3) (or any successor provision) promulgated by the Commission and each of whom shall qualify as an “outside director” as defined in Section 162(m) of the Code.

14.2  Committee Action.  A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business, and any determination or action may be taken at a meeting by a majority vote or may be taken without a meeting by a written resolution signed by all members of the Committee. All decisions and determinations of the Committee shall be final, conclusive and binding upon all Participants and upon all other persons claiming any rights under the Plan with respect to any Award. Members of the Board of Directors and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for willful misconduct in the performance of their duties.

14.3  Committee Authority.  In amplification of the Committee’s powers and duties, but not by way of limitation, the Committee shall have full authority and power to:

(a) Construe and interpret the provisions of the Plan and establish, amend and rescind rules and regulations relating to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan not inconsistent with the Plan;

(b) Decide all questions of eligibility for Plan participation and for the grant of Awards;

(c) Determine the types of Awards and the number of Shares covered by the Awards, if any, to be granted to any Participant, to establish the terms, conditions, Performance Measures, restrictions and other provisions of such Awards, and (subject to the restrictions imposed by Section 17) to cancel or suspend Awards;

(d) Adopt forms of agreements and other documents consistent with the Plan;

(e) Engage agents to perform legal, accounting and other such professional services as it may deem proper for administering the Plan; and

(f) Take such other actions as may be reasonably required or appropriate to administer the Plan or to carry out the Committee activities contemplated by other sections of this Plan.

14.4  Indemnification.  In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the Board of Directors and the members of the Committee shall be indemnified by the Company against the reasonable expenses, including court costs and reasonable attorneys’ fees, actually incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted hereunder, and against all amounts paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except where such indemnification is expressly prohibited by applicable law.

15.	Change of Control.

Subject to the provisions of Section 4.4 (relating to the adjustment of Shares), or except as otherwise provided in the Agreement evidencing the Award, upon the occurrence of a Change of Control:

(a) all outstanding Options (regardless of whether in tandem with SARs) shall become fully exercisable,

(b) all outstanding SARs (regardless of whether in tandem with Options) shall become fully exercisable,

(c) all Restricted Stock and Performance Shares shall become fully vested, and

(d) All Incentive Bonuses that have been approved and accrued shall become fully payable.

16.	Effective Date and Shareholder Approval.

The Effective Date of the Plan shall be November 27, 2000 (the date the Plan was approved by the Board of Directors) subject to receipt within one year of such date the approval of the Plan by the holders of a majority of the total voting power of the voting securities of the Company present in person or represented by proxy at a meeting of shareholders at which the approval of such Plan is considered.

17.	Amendment and Termination.

17.1  The Plan

(a) Amendment.  The Board of Directors may amend the Plan from time to time in its sole discretion, provided that, unless the requisite approval of shareholders is obtained, no amendment shall be made to the Plan if such amendment would (i) increase the number of Shares available for issuance under the Plan or increase the limits applicable to Awards under the Plan, in each case, except as provided in Section 4.4; (ii) lower the Exercise Price of an Option or SAR grant value below 100% of the Fair Market Value of one Share on the date of the Award, except as provided in Section 4.4; (iii) remove the repricing restriction set forth in Section 17.2; or (iv) require shareholder approval pursuant to applicable federal, state or local law or under rules of the New York Stock Exchange, if the Shares are then listed on such exchange. No amendment shall adversely affect the rights of any Participant under any Award theretofore made under the Plan, without the Participant’s consent.

(b) Termination.  The Plan shall terminate automatically on the tenth anniversary of the Effective Date, and the Board of Directors may suspend or terminate the Plan at any earlier time. Upon termination of the Plan, no additional Awards shall be granted under the Plan; provided, however, that the terms of the Plan shall continue in full force and effect with respect to outstanding Awards and Shares issued under the Plan.

17.2  Awards.  Subject to the terms and conditions and the limitations of the Plan, the Committee may in the exercise of its sole discretion modify, extend or renew the terms of outstanding Awards granted under the Plan, or accept the surrender of outstanding Awards (to the extent not theretofore exercised); provided, however, that the Committee shall not have the authority to accept the surrender or cancellation of any Options and any SARs that relate to such Options outstanding hereunder (to the extent not theretofore exercised) and grant new Options and any SARs that relate to such new Options hereunder in substitution therefore (to the extent not theretofore exercised) at an Exercise Price that is less than the Exercise Price of the Options surrendered or canceled. The foregoing shall not limit any adjustments made under Section 4.4 of the Plan. Notwithstanding the provisions of this Section 17.2, no modification of an Award shall, without the consent of the Participant, impair any rights or obligations under any Awards theretofore granted under the Plan.

18.	Miscellaneous.

18.1  No Individual Rights.  No person shall have any claim or right to be granted an Award under the Plan, or having been selected as a Participant for one Award, to be so selected again. Neither the establishment of the Plan nor any amendments thereto, nor the granting of any Award under the Plan, shall be construed as in any way modifying or affecting, or evidencing any intention or understanding with respect to, the terms of the employment of any Participant with the Company or any of its Subsidiaries.

18.2  Multiple Awards.  Subject to the terms and restrictions set forth in the Plan, a Participant may hold more than one Award.

18.3 Written Notice.  As used herein, any notices required hereunder shall be in writing and shall be given on the forms, if any, provided or specified by the Committee. Written notice shall be effective upon actual receipt by the person to whom such notice is to be given; provided, however, that in the case of notices to Participants and their transferees, heirs, legatees and legal representatives, notice shall be effective upon delivery if delivered personally or three business days after mailing, registered first class postage prepaid to the last known address of the person to whom notice is given. Written notice shall be given to the Committee and the Company at the following address or such other address as may be specified from time to time:

The Shaw Group Inc.
4171 Essen Lane
Baton Rouge, Louisiana 70809
Attention: Secretary

18.4  Unfunded Plan.  The Plan shall be unfunded and shall not create (and shall not be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant. To the extent any person holds any obligation of the Company by an Award granted under the Plan, such obligation shall merely constitute a general unsecured liability of the Company and accordingly, shall not confer upon such person any right, title or interest in any assets of the Company.

18.5  Applicable Law; Severability.  The Plan shall be governed by and construed in all respects in accordance with the laws of the State of Louisiana. If any provision of the Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

THE SHAW GROUP INC. 4171 Essen Lane Baton Rouge, Louisiana 70809
THE SOLICITATION OF THIS PROXY IS MADE ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints J.M. Bernhard, Jr. and Robert L. Belk, and each of them with full power of substitution, the attorney and proxy of the undersigned to attend the Annual Meeting of Shareholders of THE SHAW GROUP INC. to be held at The Shaw Center for the Arts, 100 Lafayette Street, Baton Rouge, Louisiana, at 9:00 a.m. on January 30, 2007, or any postponement or adjournment thereof, and to vote all shares of common stock held of record by the undersigned on December 8, 2006, with all powers the undersigned would possess if present upon the following matters and upon any other business that may properly come before the meeting or any postponement or adjournment thereof.
1.	Election of Directors:
☐       FOR all nominees listed in this block (except as marked to the contrary below)
☐       WITHHOLD AUTHORITY to vote for all nominees listed in this block
(Instruction: To Withhold the authority to vote for any individual nominee, mark the box next to that nominee’s name below.)
Name of Nominee:

☐	J. M. Bernhard, Jr.	☐	James F. Barker	☐	L. Lane Grigsby

☐	Daniel A. Hoffler	☐	David W. Hoyle	☐	Michael J. Mancuso

☐	Albert D. McAlister	☐	Charles E. Roemer, III
2.	Proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent auditors for fiscal year 2007.
☐ FOR       ☐AGAINST       ☐ ABSTAIN
3.	Proposal to authorize removal of the restriction upon the issuance, pursuant to our 2001 Employee Incentive Compensation Plan, of 1,000,000 of the 4,000,000 shares of our common stock previously authorized by our shareholders in January 2006.
☐ FOR       ☐AGAINST       ☐ ABSTAIN
4.	Proposal to approve an amendment to our articles of incorporation and our by-laws to eliminate time phase voting and give all outstanding shares of our common stock one vote on matters properly submitted to our shareholders for their vote.
☐ FOR       ☐AGAINST       ☐ ABSTAIN
5.	If it is properly presented at the Annual Meeting, the shareholder proposal regarding executive severance agreements described in this proxy statement.
☐ FOR       ☐AGAINST       ☐ ABSTAIN
☐ FOLD AND DETACH HERE ☐

THE SOLICITATION OF THIS PROXY IS MADE ON BEHALF OF THE BOARD OF DIRECTORS
This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned shareholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR Items 1, 2, 3 and 4 and AGAINST Item 5. Whether or not direction is made, this proxy, when properly executed and returned, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.
Shareholders are requested to confirm to The Shaw Group Inc. how many of the shares they own as of December 8, 2006 were beneficially owned on or before December 8, 2002, and entitle such shareholder to five votes per share, and how many were acquired after December 8, 2002, entitling such shareholder to one vote per share. IF NO CONFIRMATION OF BENEFICIAL OWNERSHIP IS RECEIVED FROM A SHAREHOLDER AT LEAST THREE BUSINESS DAYS PRIOR TO THE ANNUAL MEETING, IT MAY BE DEEMED BY THE SHAW GROUP INC. THAT BENEFICIAL OWNERSHIP OF ALL SHARES WAS EFFECTED AFTER DECEMBER 8, 2002, AND THAT THE SHAREHOLDER WILL BE ENTITLED TO ONE VOTE FOR EACH SHARE. If a shareholder provides incorrect information, he or she may provide correct information at any time at least three business days prior to the date of the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

I PLAN TO ATTEND MEETING ☐

Dated:

Signature:

Signature if held jointly

INSTRUCTIONS: This proxy, signed and dated, must be returned for your shares to be represented at the Annual Meeting. To vote, please mark the appropriate box for each proposal in blue or black ink, date and sign this proxy exactly as your name appear(s) hereon. If stock is held jointly, each owner should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should give their full title.
SEE REVERSE SIDE